As filed with the Securities and Exchange Commission on September 30, 1998
                                                  Registration No.  333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             AK HOLDING CORPORATION
                 (Name of small business issuer in its charter)
                            ------------------------

FLORIDA                              6211                           65-0782449
(State or other               (Primary Standard                   (IRS Employer
jurisdiction of            Industrial Classification              Identification
incorporation or                 Code Number)                         Number)
organization)

                            ------------------------

                             400 FIFTH AVENUE SOUTH
                              NAPLES, FLORIDA 34102
                                 (941) 435-3888
                          (Address and telephone number
                         of principal executive offices)
                            ------------------------

                                W. JONATHAN WRIDE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             400 FIFTH AVENUE SOUTH
                              NAPLES, FLORIDA 34102
                                 (941) 435-3888
                       (Name, address and telephone number
                              of agent for service)
                            ------------------------

                                   Copies to:

       ROBERT C. SCHWARTZ, ESQ.                      RICHARD A. DENMON, ESQ.
   SMITH, GAMBRELL & RUSSELL, LLP               CARLTON, FIELDS, WARD, EMMANUEL,
      SUITE 3100, PROMENADE II                        SMITH & CUTLER, P.A.
    1230 PEACHTREE STREET, N.E.                        ONE HARBOUR PLACE
    ATLANTA, GEORGIA 30309-3592                    777 S. HARBOUR ISLAND BLVD.
          (404) 815-3500                              TAMPA, FLORIDA 33602
                                                         (813) 223-7000

                            ------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 TITLE OF EACH                                     PROPOSED                PROPOSED
    CLASS OF                                        MAXIMUM                MAXIMUM
 SECURITIES TO             AMOUNT TO            OFFERING PRICE            AGGREGATE              AMOUNT OF
 BE REGISTERED           BE REGISTERED          PER SHARE(1)(2)       OFFERING PRICE(2)       REGISTRATION FEE
---------------         ----------------        ---------------       -----------------       ----------------
    Class A             1,500,000 shares            $10.00               $15,000,000             $4,425.00
 Common Shares,
$.01 par value

(1) Estimated solely for the purpose of calculating the fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(2) Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional Class A Common Shares as may be issued because of future stock dividends, stock distributions, stock splits or similar capital adjustments.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

PROSPECTUS            MINIMUM OFFERING:   500,000 SHARES
                      MAXIMUM OFFERING: 1,500,000 SHARES

                             AK HOLDING CORPORATION
                          (A FINANCIAL HOLDING COMPANY)

                              CLASS A COMMON SHARES

     AK Holding Corporation, a Florida corporation and a proposed financial holding company (the "Company"), hereby offers for sale a minimum of 500,000 ("Minimum Offering") and a maximum of 1,500,000 ("Maximum Offering") of its Class A Common Shares, $.01 par value per share ("Class A Common Shares"), at a purchase price of $10.00 per share (the "Offering"). Unless waived by Ashtin Kelly & Co. Incorporated (the "Underwriter" or "Ashtin Kelly & Co."), the minimum subscription is 100 shares ($1,000) and the maximum subscription is 75,000 shares ($750,000). The Class A Common Shares will be offered on a "best efforts" basis and once a subscription to purchase shares has been submitted, it cannot be withdrawn by the subscriber. Subscription proceeds will be deposited into an interest bearing escrow account with NationsBank, N.A. ("Escrow Agent"). If the Minimum Offering has not been subscribed and paid for on or before __________, unless extended by the Underwriter to a date no later than
__________ (the "Initial Termination Date"), the Offering will terminate and all subscription proceeds will be promptly refunded to the subscriber together with interest earned thereon. If the Minimum Offering is subscribed and paid for on or before the Initial Termination Date, then the cash proceeds together with the interest earned thereon will be released from escrow and the Offering, unless earlier terminated by the Company, shall continue until the earlier of: (i) the sale of the Maximum Offering, or (ii) __________, unless extended by the Underwriter to a date no later than __________ (the "Final Termination Date"). If a subscription is rejected or if it is not accepted on or before the Final Termination Date, then such subscription proceeds will be returned promptly to such subscriber without interest or reduction. See "Underwriting."

     Prior to the Offering, there has been no public market for the Class A Common Shares and there can be no assurance that any such market will develop in the future. The initial public offering price has been determined by negotiation between the Company, the Underwriter, and First London Securities Corporation, who will serve as a qualified independent underwriter as required by the Rules of the National Association of Securities Dealers, Inc. ("QIU"). See "Underwriting." The Company expects that upon completion of the Offering quotations for the Class A Common Shares will be reported on the OTC Bulletin Board under the symbol "AKHC."

     AN INVESTMENT IN THE CLASS A COMMON SHARES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THE OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                         PRICE                UNDERWRITING
                                          TO                 DISCOUNTS AND         PROCEEDS TO
                                        PUBLIC               COMMISSIONS(1)       THE COMPANY(2)
                                      -----------            --------------       --------------
Per Share.........................      $10.00                   $ 0.70               $9.30
Total Minimum(3)..................    $ 5,000,000             $   350,000          $ 4,650,000
Total Maximum.....................    $15,000,000             $ 1,050,000          $13,950,000

(1) The Company has agreed to indemnify the Underwriter and the QIU against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting offering expenses payable by the Company that are estimated at $____________.
(3) Directors, officers, and affiliates of the Company may purchase, for investment purposes, Class A Common Shares offered hereby on the same terms and conditions as other investors. Any shares purchased by these persons will be included in determining whether the Minimum Offering has been obtained. See "Underwriting."

                  --------------------------------------------

     The Class A Common Shares are offered on a best efforts basis by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering without notice and to reject orders in whole or in part.

                               ASHTIN KELLY & CO.
                                  INCORPORATED

               The date of this Prospectus is ____________, 1998.

                 [MAP OF STATE OF FLORIDA WITH STARS MARKING THE
               "IDENTIFIED MARKETS" AS DEFINED IN THIS PROSPECTUS]

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                   THE COMPANY

GENERAL

     AK Holding Corporation (the "Company") was organized on September 4, 1997 to create a financial holding company to initially focus on several of the largest and fastest growing markets in Florida. The Company intends to acquire either a registered broker-dealer or an investment advisor firm in the Florida market as soon as practicable upon completion of the Offering. The Company will require that all acquisition candidates be registered with the Securities and Exchange Commission (the "SEC" or the "Commission"), the National Association of Securities Dealers, Inc. (the "NASD") and the Securities Investor Protection Corporation (the "SIPC") and be in good standing with their respective regulatory agencies. The Company expects that its acquisition candidates will have an established retail distribution force comprised of between two to twenty-five securities professionals and will have demonstrated that they are profitable. Management believes that such firms can be acquired for attractive multiples of book value and, once associated with a larger institution, will enable the Company to generate larger revenues in many areas, including investment banking, retail brokerage and asset management. The Company has identified the markets of Naples/Collier County, Ft. Lauderdale/Broward County, Tampa/Hillsborough County, Jacksonville, and the Palm Beaches (collectively, the "Identified Markets") as potential markets for acquisitions. However, there can be no assurance that the Company will acquire a firm in any of the Identified Markets or that such candidates will possess all of the attributes described above. Further, the Company may, as opportunities arise, seek to acquire an entity not located within any of the Identified Markets, whether in Florida or elsewhere. The Company does not have any current understandings, arrangements or agreements, whether written or oral, with respect to any transactions, and is not presently negotiating or holding discussions with any party with respect to such a transaction. The Company will not approach, negotiate with or discuss a potential transaction with an acquisition candidate prior to the Final Termination Date. See "Business --Strategy of the Company -- Market Expansion and Growth" and "-- Products and Services."

     The Company expects that together with its operating subsidiaries it will become a full-service financial services firm with emphasis placed on investment banking, retail brokerage, and asset management. Management's investment banking strategy is to target specific service/industry sectors where it can develop in-depth knowledge and a client following. The Company expects its primary sector of industry concentration to be the financial sector which includes community banks, savings and loan institutions, broker-dealers, investment advisory firms and insurance companies, with a special emphasis on underwriting equity offerings by community and de novo banks. Management believes that if the Company is able to establish relationships with community-oriented banks by assisting them in their public offerings, the Company will be able to develop a full service investment banking relationship with these banks. As a result, the Company will be in a position to provide these banks with any additional financing needs, retail brokerage services and financial advisory services, including mergers and acquisitions.

     Management of the Company believes that the significant consolidation in the brokerage industry in Florida has disrupted customer relationships as the larger regional financial institutions have increasingly focused their attention on larger corporate customers and implemented standardized products and services. Generally, these products and services are offered through less personalized delivery systems which Management believes has created a need for higher quality service to small and medium-sized businesses. In addition, consolidation in the brokerage industry has dislocated experienced and talented management and registered representative personnel due to the elimination of redundant functions and the need to achieve cost savings. Based on its experience, Management believes the consolidation in Florida has created a unique opportunity for the Company to attract and retain its targeted banking customers, experienced management personnel, and registered representatives within the Identified Markets.

     Over the past 15 years, capital markets have evolved in depth and complexity, thereby radically altering the needs of both the companies accessing those markets and investors. According to Securities Data Company, in 1982, 122 initial public offerings were underwritten in the United States for a total of $1.3 billion and total public equity issued equaled $10.6 billion. In 1992, the value of new issues in the United States more than doubled the level achieved in any previous year reaching $39.9 billion, while the total public equity and high-yield debt raised equaled $90.5 billion and $51.6 billion, respectively. In 1997, 636 initial public offerings were completed in the United States, totaling $44.2 billion, total public equity issued equaled $120.1 billion, and high-yield debt issued totaled $61.2 billion. A significant portion of this growth has come from emerging industries that previously had limited access to the capital markets, including community banks. However, in recent months the U.S. markets have experienced extreme volatility and a reduction in the amount of new issues and underwritten offerings. Despite the recent volatility in the U.S. markets, Management believes that due to the nature of public equity offerings for community and de novo banks, the market for these offerings are not as affected by general market conditions. The Company believes that the significant increase in such issuers and the accompanying significant inflow of cash into mutual funds and other managed funds has led to greater demand by both issuers and investors for focused, industry-specific advisory and capital management products and services.

     The Company will have a community-oriented investment banking approach that emphasizes responsive and personalized service to its clients. Management's client development strategy includes attracting and servicing small and medium-sized businesses, particularly community banks which are in need of financial services. Management expects that upon the Company's entry into a new market area, it will undertake a marketing campaign utilizing an officer calling program that informs local businesses of the Company's ability to raise capital and community-based promotions to build its client base, thus allowing the corporate client further community recognition and involvement. In addition, Management will be compensated based on its success in achieving such investment banking goals and asset generation. See "Business -- Strategy of the Company."

     Management intends to develop specific policies and training programs for its employees and to internally promote its employees rather than seeking outside managers. The Company believes this will keep employee turnover at a minimum and enhance the Company's growth and efficiency. The Company believes that the combination of its acquisitions, internal corporate culture and its management will enable it to become a prominent provider of investment banking, retail brokerage and asset management services in Florida.

STRATEGY OF THE COMPANY

     The objective of the Company and its Management is to create a notable and recognizable financial services firm, focused on providing high value to clients by delivering specialized boutique products and services matched directly to their needs. Management believes that such a company can attract those clients who prefer to conduct business with a regionally managed institution that demonstrates an active interest in their business and personal affairs.

     By assembling an experienced staff and implementing a team approach expected to provide a superior level of service, Management believes it will be able to acquire the broker-dealer firms necessary to implement and distribute its planned underwriting activities. Management will place an emphasis on acquiring small broker-dealer firms throughout the Identified Markets. Once acquired, the Company intends to make a strong effort to target small and medium-sized companies in need of capital, primarily focusing on de novo banks who are interested in raising equity capital through the public market via the sale of equity securities. In addition to offering traditional retail brokerage services, the Company expects to offer research and market making in the stock of these companies. This personal touch is expected to be appealing to clients who have been receiving investment banking services in the depersonalized environment of the Company's larger competitors. See "Business -- Strategy of the Company."

            The major elements of this strategy are to:

/bullet/ ACQUIRE RETAIL BROKERAGE, ASSET MANAGEMENT, AND INVESTMENT BANKING OFFICES IN THE IDENTIFIED MARKETS;

/bullet/ PROVIDE HIGH VALUE, SPECIALIZED PRODUCTS, INCLUDING RETAIL BROKERAGE, INVESTMENT BANKING AND ASSET MANAGEMENT SERVICES TO BOTH CORPORATE AND INDIVIDUAL CLIENTS;

/bullet/ TARGET FINANCIAL INSTITUTIONS, ESPECIALLY COMMUNITY AND DE NOVO BANKS, TO ASSIST THEM IN RAISING CAPITAL VIA THE PUBLIC MARKETS;

/bullet/    OFFER MARKET MAKING AND RESEARCH TO CORPORATE CLIENTS; AND

/bullet/ MAINTAIN CENTRALIZED SUPPORT FUNCTIONS, INCLUDING BACK OFFICE OPERATIONS, COMPLIANCE, UNDERWRITING, SYNDICATION, ADMINISTRATION, HUMAN RESOURCES AND TRAINING, TO MAXIMIZE OPERATING EFFICIENCIES AND FACILITATE RESPONSIVENESS TO CLIENTS.

MARKET AREA

     The Company anticipates that the primary market area for its services will be the major metropolitan areas in Florida, including the Identified Markets. Although the Company has not identified a particular acquisition candidate, Management believes that the Identified Markets contain firms which are attractive to achieving the Company's objectives. The Company's headquarters will be located in Naples, Florida, which is situated on the southwest coast of Florida. Although the Company's current location is in downtown Naples, the Company has entered into a lease to move to a newly constructed building in north Naples. The Company expects to move into this facility in May 1999. Both locations are conveniently located to the majority of residents of western Collier County, with whom the Company intends to establish retail brokerage relationships.

     Florida is the fourth most populated state in the country with a current population of approximately 14.7 million. From 1990 to 1996, Florida ranked third of the ten most populated states in terms of percentage population growth. Florida's economy has broadened from a base of tourism, agriculture and retirement living to become increasingly dependent on industrial and commercial trade. Financial institutions in Florida have experienced substantial growth in recent years in the amount of total bank deposits. As of June 30, 1997, these bank deposits totaled approximately $200 billion. Management believes that the major metropolitan areas in Florida have benefited the most from this economic and population expansion, and thus has selected the Identified Markets as the focus of its expansion strategy.

     Although the Identified Markets are not the exclusive cities in which the Company is contemplating acquisitions, Management believes the demographic characteristics of the Identified Markets are suitable for developing and supporting those business relationships which the Company hopes to establish. All of the Identified Markets have experienced population growth and increases in wealth which will be necessary to support the Company's retail brokerage services to be offered to individual clients.

     The Company is headquartered in southwest Florida at 400 Fifth Avenue South, Naples, Florida 34102, and its telephone number is 941-435-3888.

                                  THE OFFERING

Securities Offered by the Company.........   Minimum 500,000 Class A Common Shares
                                             Maximum 1,500,000 Class A Common Shares

Common Shares to be Outstanding
     After the Offering ..................   604,286 Class A Common Shares(1) (Minimum)
                                             1,604,286 Class A Common Shares(1) (Maximum)
                                             323,076 Class B Common Shares(2)

Terms of Offering.........................   The Company is offering a minimum of 500,000 Class
                                             A Common Shares ("Minimum Offering") and a
                                             maximum of 1,500,000 Class A Common Shares
                                             ("Maximum Offering"), at a purchase price of $10.00
                                             per share. Unless waived by the Underwriter, the
                                             minimum subscription is 100 shares per investor
                                             ($1,000) and the maximum subscription is 75,000 shares
                                             ($750,000). The Class A Common Shares will be
                                             offered by the Underwriter on a "best efforts" basis.

Escrow Arrangements.......................   All subscription payments from investors will be
                                             deposited into an interest bearing escrow account with
                                             NationsBank, N.A. (the "Escrow Agent").  Once
                                             submitted, subscriptions may not be withdrawn by
                                             subscribers.  If the Company rejects any subscription for
                                             which the Escrow Agent has already collected funds, the
                                             Escrow Agent will, upon written instructions from the
                                             Company, promptly issue a refund check to the
                                             subscriber. If the Minimum Offering has not been
                                             subscribed and paid for on or before ________, unless
                                             extended by the Underwriter to a date no later than
                                             ______ (the "Initial Termination Date"), all subscription
                                             payments will be refunded in full together with interest
                                             earned thereon while held in escrow.  If the Minimum
                                             Offering is subscribed and paid for on or before the
                                             Initial Termination Date, the subscription proceeds held
                                             in escrow and all interest earned thereon will be
                                             disbursed to the Company.  Prior to release of the
                                             subscription proceeds from escrow, such funds may be
                                             invested only in bank accounts, including savings
                                             accounts and bank money market accounts, or in short-
                                             term securities issued or guaranteed by the United States
                                             government.  After reaching the Minimum Offering,
                                             unless earlier terminated by the Underwriter, the
                                             Offering may continue until the earlier of: (i) the sale of the Maximum Offering, or (ii) ____________, unless
                                             extended by the Underwriter to a date no later than
                                             _______ (the "Final Termination Date").  Directors,
                                             officers, and affiliates of the Company may purchase,
                                             for investment purposes only, the Class A Common
                                             Shares offered hereby on the same terms and conditions
                                             as other investors, and Class A Common Shares so

                                        6


                                             purchased will be included in determining whether the Minimum
                                             Offering has been reached.

Use of Proceeds by the Company............   The net proceeds to be received by the Company from
                                             the sale of the Class A Common Shares offered hereby
                                             are estimated to be approximately $4,400,000 if the
                                             Minimum Offering is sold and $13,700,000 if the
                                             Maximum Offering is sold.

                                             The Company intends to use the net proceeds from this Offering to acquire registered broker-dealers and investment advisor firms, increase its net capital to participate in corporate finance transactions, establish market-making and research efforts, expand sales and marketing efforts, hire sales and corporate finance personnel to staff additional brokerage
                                             offices, build-out its office space, and provide general
                                             corporate working capital. See "Use of Proceeds."

Conflicts of Interest.....................   As an affiliate of the Company, the role of Ashtin Kelly
                                             & Co. as Underwriter may involve certain conflicts of
                                             interest.  Pursuant to the Conduct Rules of the NASD,
                                             the Class A Common Shares are being offered at a price
                                             no higher than that recommended by the QIU.

Proposed OTC Bulletin Board Symbol........   "AKHC"

-------------------

(1) Excludes 100,000 Class A Common Shares subject to options to be issued under the Company's 1998 Stock Option Plan following completion of the Offering. An aggregate of 1,000,000 shares have been reserved for issuance under the plan.

(2) Class A Common Shares are entitled to one vote per share and Class B Common Shares are entitled to ten votes per share on all matters submitted to a vote of the Company's shareholders. The Class A Common Shares and the Class B Common Shares will vote together as a group and not as separate classes, except to the extent required by the Articles of Incorporation or by law.

                                  RISK FACTORS

     An investment in the Class A Common Shares offered hereby involves a high degree of risk and should be considered only by persons who can afford to sustain the total loss of their investment. See "Risk Factors" beginning on page 9.

                             SUMMARY FINANCIAL DATA

                               ACTUAL                    AS ADJUSTED(1)
                              --------       -----------------------------------
                                             MINIMUM                 MAXIMUM
BALANCE SHEET DATA:                          OFFERING                OFFERING
                                             ----------              -----------
Cash......................... $308,841       $4,640,786              $13,940,786
Total assets................. $381,468       $4,713,413              $14,013,413
Total liabilities............ $ 60,980       $        0              $         0
Shareholders' equity......... $320,488       $4,713,413              $14,013,413

-------------------

(1) Adjusted to reflect the application of the estimated net proceeds from the sale of the Class A Common Shares offered hereby. See "Use of Proceeds."

                                  RISK FACTORS

     AN INVESTMENT IN THE CLASS A COMMON SHARES OFFERED HEREBY IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING CONSTITUTES SOME OF THE POTENTIAL RISKS OF AN INVESTMENT IN THE CLASS A COMMON SHARES AND SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS PRIOR TO PURCHASING CLASS A COMMON SHARES. THE ORDER OF THE FOLLOWING IS NOT INTENDED TO BE INDICATIVE OF THE RELATIVE IMPORTANCE OF ANY DESCRIBED RISK NOR IS THE FOLLOWING INTENDED TO BE INCLUSIVE OF ALL RISKS OF AN INVESTMENT IN THE CLASS A COMMON SHARES. CERTAIN STATEMENTS INCLUDED IN THIS PROSPECTUS CONCERNING THE COMPANY'S FUTURE FINANCIAL CONDITION AND PERFORMANCE ARE FORWARD-LOOKING STATEMENTS, AND THE FACTORS DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, COULD CAUSE ACTUAL RESULTS AND DEVELOPMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY SUCH STATEMENTS.

NO OPERATING HISTORY OF THE COMPANY

     The Company was incorporated on September 4, 1997 and is a development stage company which has not yet engaged in any operating activities. Accordingly, the Company has no history of operations and there is only a limited basis upon which to evaluate the Company's prospects for achieving its business objectives. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of development. To address these risks, the Company must, among other things, make certain acquisitions, build its customer base, respond to competitive developments, attract, retain and motivate qualified management and employees and upgrade its technologies, products and services. There can be no assurance that the Company will be successful in addressing such risks. As a result of the substantial start-up expenditures that must be incurred by the Company in connection with its organization, acquisition of certain broker-dealer firms and investment advisor firms and expansion into new markets, the Company may incur operating losses during its initial years of operations and there can be no assurance when or if the Company will attain profitability.

DEPENDENCE ON MANAGEMENT

     The success of the Company is highly dependent upon the ability of management to locate and identify acquisition candidates and to successfully negotiate their acquisition. Accordingly, the development and growth of the Company is, and for the foreseeable future will be, dependent upon the services of W. Jonathan Wride, the President and Chief Executive Officer of the Company, as well as other senior officers and managers retained by the Company. The loss of any of these individuals could have a material adverse effect on the Company's business, future prospects, financial condition or results of operations. The Company does not maintain key person life insurance with respect to any of its officers. The future success of the Company also depends on its ability to identify, attract and retain qualified senior management officers and other employees in each of the Identified Markets. Moreover, the Company's management team has been recently assembled. Accordingly, it has not been proven that such persons will be able to work together effectively.

     The Company presently maintains an employment agreement with Mr. Wride. Further, it will attempt to attract employees by providing incentives, such as bonus plans and the ability to purchase the Company's Class A Common Shares which would vest over a number of years of employment. These incentives, however, may be insufficient in light of the increasing competition for experienced professionals in the securities industry, particularly if the value of the Company's stock declines or fails to appreciate sufficiently to be a competitive source of a portion of professional compensation. See "Management."

RISKS OF UNSPECIFIED ACQUISITIONS

     The structure of a future acquisition of a broker-dealer or investment advisor firm cannot be determined at the present time and may take, for example, the form of a merger, an exchange of stock or an asset acquisition. The Company may form one or more subsidiary entities to effect a business combination. The structure of a business combination may result in taxation of the Company, the acquired institution or shareholders. There can be no assurance that the Company will locate or identify suitable acquisition candidates in any of the Identified Markets, or if identified, that such candidates will be interested in a transaction, or that an acquisition will be successfully negotiated and consummated. To the extent consummated, there can be no assurance that the Company will be able to successfully integrate such candidates into the Company's operations.

     None of the Company's directors or executive officers has had any contact or discussions with any entity or representatives of any entity regarding a proposed business combination, and will not approach, negotiate, or discuss a potential transaction prior to the Final Termination Date. Accordingly, there is no basis for prospective investors to evaluate the possible merits or risks of a target candidate. Although Management will endeavor to evaluate the risks inherent in a particular target, there can be no assurance that the Company will properly ascertain or assess all such risks. In addition, acquisitions involve a number of special risks, such as the diversion of Management's attention, difficulty in the retention of personnel, unanticipated problems or legal liabilities, and tax and accounting issues, some or all of which would have a materially adverse impact on the Company.

BEST EFFORTS NATURE OF OFFERING; UNDERWRITER HAS NO COMMITMENT TO PURCHASE
SHARES

     The Underwriter shall use its best efforts to sell the Class A Common Shares; however, there is no commitment by the Underwriter or any other person to purchase the Class A Common Shares. Consequently, the Company can give no assurance that any of the Class A Common Shares will be sold. Although the Offering will not close unless the Minimum Offering is achieved, the Company's ability to implement its business strategy and expand its operations will be diminished to the extent less than the Maximum Offering is sold. In the event that the Company receives only the Minimum Offering (or substantially less than the Maximum Offering), it will be limited in the number of acquisition candidates that it can acquire and will not be able to achieve the same degree of diversification as it could if it had obtained the Maximum Offering, and the impact on the Company's profitability from a marginal acquisition investment may be greater. If only the Minimum Offering is sold, it is possible that the entire proceeeds available for acquisitions will be invested in a single acquisition candidate. See "Use of Proceeds" and "Underwriting."

GENERAL RISKS OF SECURITIES BUSINESS

     The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets, and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counter party failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions, litigation, the risks of reduced revenues in periods of reduced demand for public offerings or reduced activity in the secondary markets and the risk of reduced spreads on the trading of securities.

REDUCED REVENUES DUE TO MARKET, ECONOMIC AND POLITICAL CONDITIONS

     The Company's revenues are likely to be lower during periods of declining prices or inactivity in the market for securities of companies in the sectors on which the Company is focused. The Company's business is expected to be particularly dependent on the market for equity offerings by companies in the financial services industry. These markets have historically experienced significant volatility not only in the number and size of equity offerings, but also in the after-market trading volume and prices of their securities.

     The growth in the Company's revenues will to a large extent result from the significantly increased number and size of underwritten transactions by companies in the Company's targeted industries and by the related increase in after-market trading for such companies. Underwriting activities in the Company's targeted industries may decline for a number of reasons. For example, underwriting activity may decrease during periods of market uncertainty occasioned by concerns over inflation, rising interest rates, and related issues, such as legislative and regulatory changes, currency values, flows of funds into and out of mutual and pension funds, and availability of short-term and long-term funding and capital. Underwriting and brokerage activity can also be materially adversely affected for a company or industry segment by disappointments in quarterly performance relative to analysts' expectations or by changes in long-term prospects.

     Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from trading activities and commissions. Lower price levels of securities may also result in a reduced volume of underwriting transactions, and could cause a reduction in revenue from corporate finance fees, as well as losses from declines in the market value of securities held in trading, investment and underwriting positions, reduced asset management fees and withdrawals of funds under management. Sudden sharp declines in market values of securities can result in illiquid markets and the failure of issuers and counterparties to perform their obligations, as well as increases in claims and litigation. In such markets, the Company may incur reduced revenues or losses in its retail brokerage and market-making activities.

POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING ACTIVITIES

     Participation in underwritings involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase or if it is forced to liquidate its commitment at less than the agreed purchase price. In addition, the trend, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, an underwriter may retain significant position concentrations in individual securities. Increased competition has eroded and is expected to continue to erode underwriting spreads. Another result of increased competition is that revenues from individual underwriting transactions have been increasingly allocated among a greater number of co-managers, which has resulted in reduced revenues for certain transactions.

ROLE OF TARGET MANAGEMENT; POSSIBILITY THAT MANAGEMENT WILL CHANGE

     The role of the present management in the operations of an acquired institution following a business combination cannot be stated with certainty. Although the Company intends to scrutinize closely the management of a prospective target institution in connection with its evaluation of the desirability of effecting a business combination with such target institution, there can be no assurance that the Company's assessment of such management will prove to be correct, especially in light of the possible inexperience of current key personnel of the Company in evaluating certain types of businesses. While it is possible that certain of the Company's directors or executive officers will remain associated in some capacities with the Company following consummation of a business combination, the amount of time that any of them will devote to the affairs of the acquired institution remains uncertain. Moreover, there can be no assurance that such personnel will have significant experience or knowledge relating to the operations of the target institution acquired by the Company. The Company may also seek to recruit additional personnel to supplement the incumbent management of the target institution. There can be no assurance that the Company will successfully recruit additional personnel or that the additional personnel will have the requisite skills, knowledge or experience necessary or desirable to enhance the incumbent management. In addition, there can be no assurance that the future management of the Company will have the necessary skills, qualifications or abilities to manage a public company embarking on a program of business development. See "Management."

MANAGEMENT OF GROWTH

     Over the next several years, the Company anticipates that it will experience significant growth in its business activities and the number of its employees. This growth will require and will continue to require increased investment in management personnel, financial and management systems, controls and facilities, which, in the absence of continued revenue growth, would cause the Company's operating margins to decline. In addition, as is common in the securities industry, the Company will be highly dependent on the effective and reliable operation of its communications and information systems. The Company believes that its anticipated future growth will require implementation of new and enhanced communications and information systems and training of its personnel to operate such systems. In addition, the scope of procedures for assuring compliance with applicable regulations and NASD rules may change as the size and complexity of the Company's business changes. As the Company grows, the Company will implement and continue to implement additional formal compliance procedures to reflect such growth. Any difficulty or significant delay in the implementation or operation of existing or new systems, compliance procedures or the training of personnel could adversely affect the Company's results of operations or financial condition.

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the number of underwriting and merger and acquisition transactions completed by the Company's clients, access to public markets for companies in which the Company has invested as a principal, the valuations of the Company's principal investments and the investments of funds managed by the Company, the level of institutional and retail brokerage transactions, the timing of recording of asset management fees and special allocations of income, variations in expenditures for personnel, litigation expenses, and expenses of establishing new business units. The Company's revenues from an underwriting transaction will be recorded only when the underwritten security commences trading, and revenues from merger and acquisition transactions are recorded only when retainer fees are received or the transaction closes. Accordingly, the timing of the Company's recognition of revenue from a significant transaction may materially affect the Company's quarterly operating results. Despite the variability of professional incentive compensation, the Company could experience losses if demand for investment banking and corporate financing transactions decline more quickly than the Company's ability to change its cost structure. Due to the foregoing and other factors, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION FOR RETAINING AND RECRUITING PERSONNEL

     The Company's business will be dependent on the highly skilled, and often highly specialized, individuals that it employs. Retention of research, investment banking, sales and trading, management and administrative professionals is particularly important to the Company's prospects. The Company's strategy is to establish relationships with the Company's prospective corporate clients in advance of any transaction, and to maintain such relationships over the long term by providing advisory services to corporate clients in equity and merger and acquisition transactions. Such after market support relationships will depend in part upon the individual employees who represent the Company in its dealings with such clients. In addition, research professionals contribute significantly to the Company's ability to secure a role in managing public offerings and in executing trades in the secondary market. From time to time, other companies in the securities industry have experienced losses of research, investment banking and sales and trading professionals, including recent losses of research analysts. The level of competition for key personnel has increased recently, particularly due to the market entry efforts of certain non-brokerage financial services companies, commercial banks and other investment banks targeting or increasing their efforts in some of the same industries that the Company will serve. Although the Company intends to keep the level of turnover of its professional employees to a minimum, there can be no assurance that losses of key personnel due to such competition or otherwise will not occur in the future. The loss of an investment banking, research or sales and trading professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect the Company's operating results and financial condition.

     The Company anticipates that it will employ a growing number of securities professionals, particularly if current markets remain favorable to investment banking transactions. Competition for employees with the qualifications desired by the Company is intense, especially with respect to research and investment banking professionals with expertise in industries in which underwriting or advisory activity is robust. Competition for the recruiting and retention of employees is likely to cause an increase in the Company's compensation costs in the future. There can be no assurance that the Company will be able to recruit a sufficient number of new employees with the desired qualifications in a timely manner. The failure to recruit new employees could materially and adversely affect the Company's operating results and financial condition.

SIGNIFICANT COMPETITION

     The Company will engage in the highly competitive securities brokerage and financial services businesses. It will compete primarily with major regional firms and smaller "niche" players, and indirectly with large Wall Street securities firms, securities subsidiaries of major commercial bank holding companies, retail brokerage firms, investment banking firms, investment advisors. The Company's industry focus also subjects it to direct competition from a number of specialty securities firms and smaller investment banking boutiques that specialize in providing services to those industry sectors.

     Competition from commercial banks has increased because of recent acquisitions of securities firms by commercial banks, as well as internal expansion by commercial banks into the securities business. In addition, the Company expects competition from domestic and international banks to increase as a result of recent and anticipated legislative and regulatory initiatives in the United States to remove or relieve certain restrictions on commercial banks. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals.

     Many other companies have greater personnel and financial resources than the Company. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products, including retail distribution. Discount brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have a much longer history of investment banking activities than the Company and, therefore, may possess a relative advantage with regard to access to deal flow and capital.

     Recent rapid advancements in computing and communications technology are substantially changing the means by which financial services are delivered. These changes are providing consumers with more direct access to a wide variety of distribution outlets for their products, including retail distribution. Discount brokerage firms market their services through aggressive pricing and promotional efforts. In addition, some competitors have a much longer history of investment banking activities than the Company and, therefore, may possess a relative advantage with regard to access to deal flow and capital. Further, these changes are providing consumers with more direct access to a wide variety of financial and investment services including market information and on-line trading and account information. Advancements in technology also create demand for more sophisticated levels of client service. Provision of these services may entail considerable cost without an offsetting source of revenue. See "Business -- Competition."

GOVERNMENTAL REGULATION

     The securities business is subject to extensive regulation under federal and state laws in the United States. The Company will be regulated by several regulatory bodies including the SEC, the NASD, the SIPC and various other federal and state governmental agencies. These regulatory agencies are designed to ensure the integrity of the financial markets and to protect customers and other parties who deal with the Company and are not designed to protect the Company's shareholders. Compliance with many of the regulations applicable to the Company involves a number of risks, particularly in areas where applicable regulations may be subject to interpretation. In the event of non-compliance with an applicable regulation, governmental regulators and the NASD may institute administrative or judicial proceedings that may result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), issuance of cease-and-desist orders, deregistration or suspension of the non-compliant broker-dealer or investment adviser, suspension or disqualification of the broker-dealer's officers or employees or other adverse consequences. The imposition of any such penalties or orders on the Company could have a material adverse effect on the Company's operating results and financial condition.

     The regulatory environment in which the Company will operate is subject to change. The Company may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, the NASD or other United States or foreign governmental regulatory authorities. The Company also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and the NASD. Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often affect directly the method of operation and profitability of securities firms. The Company cannot predict what effect any such changes might have. Furthermore, the Company's businesses may be materially affected not only by regulations applicable to it as a financial market intermediary, but also by regulations of general application. For example, the volume of the Company's underwriting, merger and acquisition and principal investment businesses in a given time period could be affected by, among other things, existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities. The level of business and financing activity in each of the industries on which the Company focuses can be affected not only by such legislation or regulations of general applicability, but also by industry-specific legislation or regulations.

     One of the most important regulations with which the Company's broker-dealer subsidiaries must continually comply is the SEC Rule 15c3-1 (the "Net Capital Rule"), which will require the broker-dealer subsidiaries of the Company to maintain a minimum amount of net capital, as defined under such regulations. A significant operating loss or any charge against the net capital of any of the Company's brokerage subsidiaries could materially adversely affect its ability to operate, expand or, depending upon the magnitude of the loss or charge, maintain its present level of business. These rules could also restrict the ability of the Company to withdraw capital from its subsidiaries, even in circumstances where a particular subsidiary has more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to implement its strategies. See "Business--Government Regulation."

INVESTMENT COMPANY ACT CONSIDERATIONS

     The regulatory scope of the Investment Company Act of 1940, as amended (the "Investment Company Act"), which was enacted principally for the purpose of regulating vehicles for pooled investments in securities, extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act may, however, also be deemed to be applicable to a company which does not intend to be characterized as an investment company but which, nevertheless, engages in activities which may be deemed to be within the definitional scope of certain provisions of the Investment Company Act. The Company believes that its anticipated principal activities, which will involve acquiring control of an operating company, will not subject the Company to regulation under the Investment Company Act. Nevertheless, there can be no assurance that the Company will not be deemed to be an investment company, particularly during the period in which the net proceeds are not employed in the Company's anticipated business operations. If the Company is deemed to be an investment company, the Company may become subject to certain restrictions relating to the Company's activities, including restrictions on the nature of its investments and the issuance of securities. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record-keeping, voting, proxy, disclosure and other rules and regulations. In the event of the characterization of the Company as an investment company, the failure by the Company to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, have a material adverse effect on the Company's results of operations and financial condition.

POSSIBILITY OF LOSSES ASSOCIATED WITH PRINCIPAL TRADING ACTIVITIES

     The Company intends to engage in securities trading and market-making activities. These activities will be primarily conducted by the Company as principal and will subject the Company's capital to significant risks, including market, credit, leverage, counter party and liquidity risks. These activities often involve the purchase, sale or short sale of securities as principal in markets that may be characterized by relative illiquidity or that may be particularly susceptible to rapid fluctuations, in liquidity and price. The Company may from time to time have large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of the Company's underwriting activities. The Company intends to concentrate its trading positions in a more limited number of industry sectors and companies than some other broker-dealers, which might result in higher trading losses than would occur if the Company's positions and activities were less concentrated. See "Business -- Products and Services."

     Much of the Company's market-making business is expected to involve securities traded on NASDAQ and the OTC Bulletin Board. NASDAQ recently began trading securities in sixteenths of a dollar (rather than in eighths). This change and further changes in this regard may adversely affect the Company's revenues from brokerage activities.

LITIGATION AND POTENTIAL SECURITIES LAWS LIABILITY

     Many aspects of the Company's business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws and court decisions, including decisions with respect to underwriters' liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities, analysts or other personnel. While the Company has never been subject to litigation based upon a material misstatement or omission of fact in a prospectus, in recent years there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation from its other business activities, including litigation that may be without merit. As the Company intends to actively defend any such litigation, significant legal expenses could be incurred. An adverse resolution of any future lawsuits against the Company could materially adversely affect the Company's operating results and financial condition. See "Business--Legal Proceedings."

DEPENDENCE ON CASH INFLOWS TO MUTUAL FUNDS

     A slowdown or reversal of cash inflows to mutual funds and other pooled investment vehicles could lead to lower underwriting and brokerage revenues for the Company because mutual funds purchase a significant portion of the securities offered in public offerings and traded in the secondary markets. The recent demand for new equity offerings has been driven in part by institutional investors, particularly large mutual funds, seeking to invest cash received from the public. The public may withdraw additional cash from mutual funds as a result of a decline in the market generally or as a result of a decline in mutual fund net asset values. To the extent that a decline in cash inflows into mutual funds or a decline in net asset values of these funds reduces demand by fund managers for initial public or secondary offerings, the Company's business and results of operations could be materially adversely affected. Moreover, a slowdown in investment activity by mutual funds may have an adverse effect on the securities markets generally.

YEAR 2000

     The significance of the year 2000 issues for the Company will be dependent on the nature of the technology systems used by entities acquired by the Company. The Company's business will be highly dependent on communications and information systems, including certain systems expected to be provided by its clearing broker. Any failure or interruption of the Company's systems, systems of the Company's clearing broker or third party trading systems, could cause delays or other problems in the Company's securities trading activities, which could have a material adverse effect on the Company's operating results. Such failures and interruptions may result from the inability of certain computing systems (including those of the Company, its clearing broker, and other third party vendors) to recognize the year 2000. There can be no assurance that the year 2000 issue can be resolved prior to the upcoming change in the century. Although the Company may incur substantial costs, particularly costs resulting from charges by its third party service providers, in correcting year 2000 issues, such costs are not sufficiently certain to estimate at this time. In addition, the Company expects that its principal disaster recovery system will be provided by its clearing broker. There can be no assurance that the Company or its clearing broker will not suffer any systems failure or interruption, including those caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's or its clearing broker's back-up procedures and capabilities in the event of any such failure or interruption will be adequate. See "Business -- Year 2000."

DEPENDENCE UPON AVAILABILITY OF CAPITAL AND FUNDING

     The Company's business will be dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. The Company has funded its organizational costs and expenses through approximately $383,000 received from equity purchases and loans from investors to the Company. The Company believes that the net proceeds of the Offering will satisfy the Company's cash requirements for the twelve month period following the Offering. To the extent that the Maximum Offering is not sold, the size of the offerings that the Company can underwrite may be reduced. In the event that the net proceeds of the Offering prove to be insufficient for purposes of effecting a particular business combination (because of the size of the business combination or other reasons), the

Company may be required to seek additional financing. There can be no assurance that such financing will be available on acceptable terms, or at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, the Company would, in all likelihood, be compelled to restructure the transactions or abandon that particular business combination and seek an alternative target institution candidate, if possible. In addition, in the event of the consummation of a business combination, the Company may require additional financing to fund the operations or growth of the target institution. The failure by the Company to secure additional financing could have a material adverse effect on the continued development or growth of the target institution. The Company does not have any arrangements with any bank or financial institution to secure additional financing and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in the best interests of the Company. While the proceeds of the Offering, at least in the short term, can be expected to alleviate in part the Company's funding and capital needs, there can be no assurance that any, or sufficient, funding or regulatory capital will continue to be available to the Company in the future on terms that are acceptable to it.

VOTING RIGHTS OF CLASS A AND CLASS B COMMON SHARES

     The voting rights of the Class A Common Shares are limited by the Company's Second Amended and Restated Articles of Incorporation (the "Articles of Incorporation"). On all matters with respect to which the Company's shareholders have a right to vote, including the election of directors, each share of Class A Common Shares is entitled to one vote, while each share of Class B Common Shares is entitled to ten votes. Except as otherwise required by law or expressly provided in the Articles of Incorporation, the Class A Common Shares and Class B Common Shares vote together as a single class. Class B Common Shares can be converted into Class A Common Shares on a share-for-share basis at the election of the holder and will be converted to Class A Common Shares automatically upon transfer by W. Jonathan Wride or Rita G. Sandell, except for transfers to immediate family members, the trustees of certain trusts and entities controlled by such holders of the Class B Common Shares (collectively, the "Permitted Transferees"). Except as otherwise provided in the Articles of Incorporation, no shares of the Class B Common Shares may be converted into Class A Common Shares until September 24, 2001. The Articles of Incorporation prohibit the Company from issuing additional Class B Common Shares to any person or entity except W. Jonathan Wride, Rita G. Sandell or a Permitted Transferee. See "Description of Capital Stock."

VOTING CONTROL BY PRINCIPAL SHAREHOLDERS

     After this Offering, Mr. Wride and Rita G. Sandell, a director of the Company, will own beneficially 78,846 Class A Common Shares and all 323,076 Class B Common Shares outstanding, together representing approximately 85.7% of the total voting power of the Class A and Class B Common Shares if the Minimum Offering is sold (or 68.1% assuming the sale of the Maximum Offering). As a result of such concentration of ownership, Mr. Wride and Ms. Sandell will be able to effectively control the policies and affairs of the Company and corporate actions requiring shareholder approval, including the election of the members of the Board of Directors. This concentration of ownership could have the effect of delaying, deferring or preventing a change of control of the Company, including any business combination with an unaffiliated party, and could also affect the price that investors might be willing to pay in the future for Class A Common Shares. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the Class A Common Shares offered hereunder will experience an immediate and substantial dilution in the net tangible book value of the Common Shares from the initial public offering price. Without taking into account any changes in net tangible book value after September 24, 1998, other than to give effect to the sale by the Company of the Minimum Offering, and after deducting the underwriting discounts and commissions and the estimated offering expenses, the net tangible book value of the Company at September 24, 1998 would have been approximately $4.7 million, or $5.08 per share ($14.0 million, or $7.27 per share, assuming the sale of the Maximum Offering). This represents an immediate increase in net tangible book value of $4.33 per share (or $6.52 per share, assuming the sale of the Maximum Offering) to the existing shareholders and an immediate net tangible book value dilution of $4.92 per share, or 49.2% ($2.73 or 27.3% assuming the sale of the Maximum Offering) to purchasers in the Offering. Dilution represents the difference between the public offering price and the net tangible book value per share after the Offering. See "Dilution."

BROAD DISCRETION IN USE OF PROCEEDS

     Although the Company intends to use the net proceeds of this Offering for, among other things, potential acquisitions, net capital, sales and marketing efforts, hiring of securities professionals, and for general working capital purposes, the use of the funds for such purposes have not yet been specifically allocated. Accordingly, Management will have absolute discretion as to the actual application of such proceeds. There can be no assurance that Management will make such application effectively or in a manner that will not result in a material adverse effect on the Company's financial condition or results of operations. See "Use of Proceeds".

ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions, with Interested Persons (which are defined in the Articles of Incorporation as, with certain exceptions, those persons who own greater than 10% of the shares of the Company's stock eligible to vote on a matter submitted to a vote of the shareholders of the Company), unless that transaction is approved by a majority of the disinterested members of the Company's Board of Directors (the "Board of Directors" or the "Board"). This approval is in addition to any other required approval of the Board of Directors or shareholders. The Company's Amended and Restated By-Laws (the "By-Laws") also contain provisions which (i) authorize the Board to determine the precise number of members of the Board and authorize either the Board or the shareholders to fill vacancies on the Board, (ii) provide that any special meetings of shareholders of the Company may be called by (a) the Chief Executive Officer or the presiding officer of the Board, if any, or (b) upon written request of at least three directors or holders of at least 10% of all shares entitled to vote,
(iii) authorize any action required or permitted to be taken by the Company's shareholders to be effected by consent in writing and (iv) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders. The issuance of preferred shares by the Company could also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in the Company and could adversely affect the voting power or other rights of shareholders of the Class A and Class B Common Shares. These provisions may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise, without approval of such acquisition by the Board of Directors. Certain of these provisions also may make it more difficult to remove the Company's current Board of Directors and management. See "Description of Capital Stock -- Certain Anti-Takeover, Indemnification and Limited Liability Provisions."

NO ASSURANCE OF DIVIDENDS

     It is anticipated that the Company will retain its earnings for growth of the Company and no dividends will be paid on the Class A Common Shares for the immediately foreseeable future. No assurance can be given that future earnings of the Company, will be sufficient to permit the legal payment of dividends to the Company's shareholders at any time in the future. Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's Board of Directors. The Board may in its sole discretion decide not to declare dividends. For a more detailed discussion of other regulatory limitations on the payment of cash dividends by the Company. See "Dividend Policy."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation and By-laws provide for the indemnification of its officers and directors and insulate its officers and directors from liability for certain breaches of the duty of care. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's earnings and thereby affect the availability of funds for payment of dividends to the Company's shareholders. The Company's By-laws contain similar provisions. See "Description of Common Shares -- Certain Anti-Takeover, Indemnification and Limited Liability Provisions."

POTENTIAL CONFLICTS; NEED FOR QUALIFIED INDEPENDENT UNDERWRITER

     Ashtin Kelly & Co., of which Mr. Wride also serves as the President and Chief Executive Officer, will underwrite the Offering on a best efforts basis. As an affiliate of the Company, Ashtin Kelly & Co.'s role as Underwriter may involve certain conflicts of interest. Pursuant to the Conduct Rules of the NASD, the Class A Common Shares are being offered at a price no higher than that recommended by First London Securities Corporation, which is acting as qualified independent underwriter (the "QIU"). Although the QIU has participated in the preparation of the Registration Statement of which this Prospectus forms a part and is required to exercise the usual standards of "due diligence" with respect thereto, there can be no assurance that certain conflicts will not arise with respect to this Offering, or if conflicts do arise, that they will be resolved in a manner favorable to investors. Further, following the Offering, additional conflicts between the Company and the Underwriter may arise in the competition for business, the allocation of management's time, and the recruitment and retention of personnel. There can be no assurance that such conflicts will be resolved in a manner favorable to the Company's shareholders. See "Underwriting."

NO PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE; LIMITED TRADING MARKET EXPECTED

     Prior to the Offering, there has been no public market for the Class A Common Shares and there can be no assurance that any such market will develop in the future. The initial public offering price of $10.00 per share was determined by negotiations between the Company, the QIU and the Underwriter. The initial public offering price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Class A Common Shares. Further, the initial public offering price does not bear any relationship to the Company's assets, book value, net worth, or other recognized criteria of value. Accordingly, there can be no assurance that the market price at closing will equal or exceed the initial public offering price. See "Underwriting."

     The Company expects that the quotations for the Class A Common Shares will be reported on the OTC Bulletin Board under the symbol "AKHC." The Company has been advised that, upon completion of the Offering, ____________________ intends to act as a market maker in the Class A Common Shares, subject to applicable laws and regulatory requirements. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company or any market maker, factors such as the limited size of this offering, the lack of earnings history for the Company and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of the development in the foreseeable future of an active and liquid market for the Class A Common Shares. Even if a market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the offering price of $10.00 per share. Furthermore, ____________________ has no obligation to make a market in the Class A Common Shares and, if commenced, may cease market making activities at any time. The potential size of a secondary market for the Class A Common Shares might, at least initially, be limited to some extent by the requirement of a $1,000 minimum investment imposed in connection with this offering. The minimum investment requirement may act to restrict the number of shareholders and make subsequent trading of small numbers of shares less likely. Purchasers of Class A Common Shares should carefully consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 604,286 Class A Common Shares outstanding if the Minimum Offering is sold and 1,604,286 Class A Common Shares outstanding if the Maximum Offering is sold. In addition, the Company will have 323,076 Class B Common Shares outstanding upon completion of the Offering. Of these shares, the Class A Common Shares sold in the Offering will be eligible for sale in the open market without restriction (except for any such shares purchased by affiliates of the Company). The remaining 104,286 Class A Common Shares and the 323,076 Class B Common Shares will be "restricted securities" as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Additional Class A Common Shares, including 100,000 shares issuable upon exercise of options to be granted under the Company's 1998 Stock Option Plan to Mr. Wride, of which 25,000 will be immediately exercisable, and those shares issuable upon the conversion of Class B Common Shares, will also become eligible for sale in the public market pursuant to Rule 144 from time to time.

     The Company's directors and executive officers who currently beneficially own in the aggregate 78,846 Class A Common Shares have agreed, however, not to sell any of their Class A Common Shares for a period of 180 days from the Final Termination Date without the prior written consent of the Underwriter.

     Following this Offering, sales and potential sales of substantial amounts of the Company's Class A Common Shares in the public market pursuant to Rule 144 or otherwise could adversely affect the prevailing market prices for the Class A Common Shares and impair the Company's ability to raise additional capital through the sale of equity securities. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, Year 2000 readiness, plans for future business development activities, capital spending and financing sources, capital structure, the efforts of regulation and competition and the business of the Company. Where used in this Prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Company or the management of the Company, identify forward-looking statements. Such forward-looking statements reflect the current view of the Company and upon current expectations, estimates, and projections about the Company and its industry, management's beliefs with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements as a result of various factors. Potential risks and uncertainties include, but are not limited to: (i) competitive pressure in the investment banking, broker dealer, and financial services industries increasing significantly; (ii) costs or difficulties related to the integration of businesses acquired in the future being greater than originally expected; (iii) changes in political conditions or changes occurring in the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally, becoming less favorable than expected resulting in, among other things, a decreased demand for initial public offerings or for securities of its clientele or their industry, such as de novo banking institutions; (v) changes occurring in business conditions and inflation; (vi) difficulties and complications arising from acquisitions and integration of acquired businesses or assets; (vii) changes in technology; (viii) changes in monetary and tax policies; (ix) changes occurring in the securities markets; and (x) other risks and uncertainties detailed from time to time in the filings of the Company with the Commission.

                                 USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Class A Common Shares offered hereby are estimated to be between approximately $4,400,000 if the Minimum Offering is sold and $13,700,000 if the Maximum Offering is sold. The Company intends to apply the net proceeds as set forth in the table below:

                                                               MINIMUM OFFERING                  MAXIMUM OFFERING
                                                       -------------------------------    -------------------------------
                                                                          PERCENT OF                         PERCENT OF
USE OF PROCEEDS                                        NET PROCEEDS       NET PROCEEDS    NET PROCEEDS       NET PROCEEDS
---------------                                        ------------       ------------    ------------       ------------
Acquire existing broker-dealers, investment
  advisors and other financial services
  companies to increase sales force and
  distribution capabilities ...................         $1,350,000            30.7%        $6,100,000            44.5%

Expand net capital to participate in corporate
  finance transactions and to initiate market
  making ......................................          2,300,000            52.3%         4,200,000            30.7%

Building development ..........................            250,000             5.7%           250,000             1.8%

Expand sales and marketing efforts ............            150,000             3.4%           800,000             5.9%
  Hire corporate finance and sales personnel to
  staff additional brokerage offices ..........            150,000             3.4%           850,000             6.2%
  Working capital and general corporate
  purposes ....................................            200,000             4.5%         1,500,000            10.9%
                                                        ----------           ------       -----------           ------
Totals ........................................         $4,400,000           100.0%       $13,700,000           100.0%
                                                        ==========           ======       ===========           ======

     The Company will enter the acquisition market and expects to use a portion of the net proceeds from this Offering for such purposes. The extent to which the Company will seek to implement the above objectives will be determined by the total amount of proceeds raised from the Offering. The Company anticipates that the greater the amount of proceeds received, the greater the amount will be devoted to acquisitions. If the Minimum Offering is sold, the Company intends to devote a substantial amount of the net proceeds to increase net capital as needed to participate in corporate and finance transactions, establish market-making and research, and the remainder to sales and marketing. The Company does not have any current understandings, arrangements or agreements, whether written or oral, with respect to any transactions, and is not presently negotiating or holding discussions with any party with respect to such a transaction. The Company will not approach, negotiate or discuss a potential transaction with an acquisition candidate prior to the Final Termination Date.

     The proposed allocation of net proceeds of this Offering represents the Company's best estimates based upon current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenue and expenditures. If any of these factors changes, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any failure to obtain additional financing, if required, could have an adverse effect on the Company, including possibly requiring the Company to curtail its operations. Since a portion of the net proceeds will be applied to general corporate purposes and working capital, the Company will have broad discretion as to the application of such net proceeds.

     Prior to the sale of the Minimum Offering, all subscription proceeds will be deposited into an interest bearing escrow account with the Escrow Agent. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent will, upon written instructions from the Company, issue a refund check to the subscriber. The Escrow Agent will place the subscription proceeds in interest-bearing accounts. If the Minimum Offering has not been subscribed and paid for on or before the Initial Termination Date, all subscription payments will be refunded in full together with any interest earned thereon while held in escrow. If the Minimum Offering is subscribed and paid for on or before the Initial Termination Date, the subscription funds held in escrow, along with interest earned on such funds, will be disbursed to the Company. Prior to the release from escrow of the subscription proceeds, such funds may be invested only in bank accounts, including savings accounts and bank money market accounts, or in short-term securities issued by the United States government. After reaching the Minimum Offering, unless earlier terminated by the Underwriter, the Offering may continue until the Final Termination Date. If the Offering continues, the Escrow Agent will continue to receive deposits and will disburse the funds to the Company from time to time. Directors, officers, and affiliates of the Company may purchase, for investment purposes only, the Class A Common Shares offered hereby on the same terms and conditions as other investors, and Class A Common Shares so purchased will be included in determining whether the Minimum Offering has been reached.

     Until subscription proceeds are invested, following their release from escrow, the subscription funds may be temporarily invested in short-term, highly liquid investments with appropriate safety of principal, including certificates of deposit, short-term securities or money market funds which invest in short-term funds directly or indirectly issued or guaranteed by the United States or its government agencies, U.S. Treasury bonds, notes, bills and federally insured time and demand deposits in state or national banks.

                                    DILUTION

     The difference between the public offering price per share of Class A Common Shares and the pro forma net tangible book value per share of Class A Common Shares after this Offering constitutes dilution to purchasers of the Class A Common Shares. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (total tangible assets less total liabilities) by the number of outstanding Class A and Class B Common Shares.

     The net tangible book value of the Company at September 24, 1998 was $320,488, or $0.75 per share of Class A and Class B Common Shares. After giving effect to the sale of the Minimum Offering at the public offering price of $10.00 per share (after deducting underwriting discounts, commissions and estimated offering expenses) the pro forma net tangible book value at that date would have been $4,713,413 or $5.08 per share of Class A and Class B Common Shares. After giving effect to the sale of the Maximum Offering at the public offering price of $10.00 per share (after deducting underwriting discounts, commissions and estimated offering expenses) the pro forma net tangible book value at that date would have been $14,013,413 or $7.27 per share of Class A and Class B Common Shares. Assuming the sale of the Minimum Offering, this represents an immediate increase in pro forma net tangible book value of $4.33 per share to existing shareholders ($6.52 for the Maximum Offering) and an immediate dilution of $4.92 per share to investors purchasing Class A Common Shares in the Offering ($2.73 for the Maximum Offering).

     The following table illustrates the per share dilution effect at September 24, 1998:

                                                                              MINIMUM          MAXIMUM
                                                                             OFFERING         OFFERING
                                                                             --------         --------
Public offering price per share(1).....................................      $  10.00         $  10.00
Net tangible book value before this Offering...........................          0.75             0.75
Increase in net tangible book value attributable to new investors......          4.33             6.52
                                                                             --------         --------
Net tangible book value after this Offering(2).........................          5.08             7.27
                                                                             --------         --------
Immediate dilution to new investors(3).................................      $   4.92         $   2.73
                                                                             ========         ========

-------------------

(1) Does not take into account underwriting discounts and commissions and offering expenses.
(2) Net tangible book value per share is determined by dividing the number of Class A and Class B Common Shares outstanding into the net tangible book value of the Company.
(3) Does not give effect to dilution which may result from issuance of 100,000 additional Class A Common Shares upon the exercise of options to be granted to Mr. Wride, of which 25,000 will be immediately exercisable.

     The following table summarizes the number and percentage of Class A and Class B Common Shares purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by existing shareholders; and by the purchasers of the Class A Common Shares, at the public offering price of $10.00 per share and the sale of the Minimum Offering and at the sale of the Maximum Offering.

                                               SHARES PURCHASED                                    TOTAL CONSIDERATION
                                         --------------------------                           -----------------------------
                                                                         AVERAGE PRICE
                                           NUMBER           PERCENT        PER SHARE             AMOUNT             PERCENT
                                         ---------          -------      -------------        -----------           -------
MINIMUM OFFERING
Existing shareholders.............         427,362           46.1%          $  0.77           $    331,150            6.2%
New investors.....................         500,000           53.9%          $ 10.00           $  5,000,000           93.8%
                                         ---------          ------          -------           ------------          ------
    Total.........................         927,362          100.0%          $  5.75           $  5,331,150          100.0%
                                         =========          ======          =======           ============          ======

MAXIMUM OFFERING
Existing shareholders.............         427,362           22.2%          $  0.77           $    331,150            2.2%
New investors.....................       1,500,000           77.8%            10.00           $ 15,000,000           97.8%
                                         ---------          ------          -------           ------------          ------
    Total.........................       1,927,362          100.0%          $  7.95           $ 15,331,150          100.0%
                                         =========          ======          =======           ============          ======

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 24, 1998, and as adjusted to reflect the sale of the Minimum Offering and the Maximum Offering of the Class A Common Shares offered hereby. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."

                                                                                     AT  SEPTEMBER 24, 1998
                                                                       ---------------------------------------------------
                                                                                                     AS ADJUSTED
                                                                                          --------------------------------
                                                                        ACTUAL              MINIMUM              MAXIMUM
                                                                       --------           ----------           -----------
Long-term and short-term debt ...............................          $ 60,980           $        0           $         0
                                                                       ========           ==========           ===========
Shareholders' equity:
Preferred Shares; no stated par; 5,000,000 shares authorized;
   no shares issued or outstanding ..........................                 0                    0                     0
Class A Common Shares; $.01 par value, 30,000,000 shares
   authorized; 104,286 issued and outstanding (604,286 and
   1,604,286 shares as adjusted) ............................             1,043                6,043                16,043
Class B Common Shares, without par value, 5,000,000 shares
   authorized; 323,076 shares issued and outstanding as of
   September 24, 1998 and as adjusted .......................                 0                    0                     0
Additional paid-in capital ..................................           330,107            4,718,032            14,008,032
Accumulated deficit (1) .....................................           (10,662)             (10,662)              (10,662)
                                                                       --------           ----------           -----------
Total shareholders' equity ..................................          $320,488           $4,713,413           $14,013,413
                                                                       --------           ----------           -----------
Total Capitalization.........................................          $383,399           $4,724,075           $14,024,075
                                                                       ========           ==========           ===========

-------------------

(1) The accumulated deficit at September 24, 1998 is comprised primarily of pre-operating expenses related principally to legal and professional fees incurred in the regulatory application process, creation of the holding company, office occupancy costs and supplies. Additional professional fees will also be incurred in connection with the Offering and other corporate matters.

                                 DIVIDEND POLICY

     The Company initially expects that Company and subsidiary earnings, if any, will be retained to finance the growth of the Company and its acquisitions and that no cash dividends will be paid for the foreseeable future. Future dividend policy will be determined periodically by the Board of Directors based on conditions then existing, including the Company's earnings and financial condition, capital requirements, and other factors deemed relevant by the Board of Directors. If and when dividends are declared, the Company will probably be largely dependent upon dividends paid by its subsidiaries for funds to pay dividends on the Class A Common Shares. It is also possible, however, that the Company will in the future pay dividends generated from investment income and other activities of the Company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

     The Company is currently in the development stage and will remain in that stage until the Company has completed the Offering and commenced operations. The Company's ability to commence operations is contingent upon obtaining adequate financial resources through the Offering. The Company has funded its start-up and organizational costs through $331,000 from equity purchases and $52,000 from loans by investors to the Company. Under the terms of these loans, the investors will be repaid in full out of the net proceeds allocated to working capital to be received in the Offering. The Company will use the net proceeds of this Offering, together with the income and interest earned thereon, to effect an acquisition of a registered broker-dealer or investment advisor firm. In connection with such acquisition, the net proceeds will be used to select and evaluate potential target firms and to structure and consummate an acquisition (including possible payment of finder's fees or other compensation to persons or entities which provide assistance or services to the Company). The Company believes that the net proceeds of the offering will be sufficient to satisfy the Company's cash requirements for at least the first 12 month period following the acquisition of its subsidiaries. Accordingly, the Company does not anticipate that it will be necessary to raise additional funds for the operation of the Company and its subsidiaries over the next twelve months. However, certain acquisitions, depending on the size and the nature of the entity to be acquired, may exceed available net proceeds and could require the Company to seek additional financing. For additional information regarding material expenditures during such period, see "Use of Proceeds." For additional information regarding the plan of operations for the Company and its subsidiaries, see "Business" and "Management."

     Since September 24, 1998, the date of the Company's most recent audited financial statements, the Company has continued to incur pre-operating expenses. At September 24, 1998, the Company's accumulated deficit was $10,662. The additional expenses incurred by the Company related principally to legal and professional fees incurred in the regulatory application process and in connection with this offering, salaries and supplies.

                                    BUSINESS

GENERAL

     The Company was organized on September 4, 1997 to create a financial holding company to initially focus on several of the largest and fastest growing markets in Florida. The Company intends to acquire either a registered broker-dealer or an investment advisor firm in the Florida market as soon as practicable upon completion of the Offering. The Company will require that all acquisition candidates be registered with the SEC, NASD, and SIPC and be in good standing with their respective regulatory agencies. The Company expects that its acquisition candidates will have an established retail distribution force comprised of between two to twenty-five securities professionals and will have demonstrated that they are profitable. Management believes that such firms can be acquired for attractive multiples of book value and, once associated with a larger institution, will enable the Company to generate larger revenues in many areas, including investment banking, retail brokerage and asset management. The Company has identified the markets of Naples, Ft. Lauderdale/Broward County, Tampa/Hillsborough County, Jacksonville, and the Palm Beaches (collectively, the "Identified Markets") as potential markets for acquisitions. However, there can be no assurance that the Company will acquire a firm in any of the Identified Markets or that such candidates will possess all of the attributes described above. Further, the Company may, as opportunities arise, seek to acquire an entity not located within any of the Identified Markets, whether in Florida or elsewhere. The Company does not have any current understanding, arrangements, or agreements, whether written or oral, with respect to such a transaction. The Company will not approach, negotiate with, or discuss a potential transaction with an acquisition candidate prior to the Final Termination Date. See "Business -- Strategy of the Company -- Market Expansion" and "-- Products and Services."

     The Company expects that together with its operating subsidiaries it will become a full-service financial services firm with emphasis placed on investment banking, retail brokerage, and asset management. Management's investment banking strategy is to target specific service/industry sectors where it can develop in-depth knowledge and a client following. The Company expects its primary sector of industry concentration to be the financial sector which includes community banks, savings and loan institutions, broker-dealers, investment advisory firms and insurance companies, with a special emphasis on underwriting equity offerings by community and de novo banks . Management believes that if the Company is able to establish a relationship with community-oriented banks by assisting them in their public offerings, the Company will be able to establish a full service investment banking relationship with these banks. As a result, the Company will be in a position to provide these banks with any additional financing needs, retail brokerage services and financial advisory services, with respect to mergers and acquisitions.

     Management of the Company believes that the significant consolidation in the brokerage industry in Florida has disrupted customer relationships as the larger regional financial institutions have increasingly focused their attention on larger corporate customers and implemented standardized products and services. Generally, these products and services are offered through less personalized delivery systems which Management believes has created a need for higher quality service to small and medium-sized businesses. In addition, consolidation in the brokerage industry has dislocated experienced and talented management and registered representative personnel due to the elimination of redundant functions and the need to achieve cost savings. Based on their experience, Management believes the consolidation in Florida has created a unique opportunity for the Company to attract and retain its targeted banking customers, experienced management personnel and registered representatives within the Identified Markets.

     The Company will have a community-oriented investment banking approach that emphasizes responsive and personalized service to its clients. Management's client development strategy includes attracting and servicing small and medium-sized businesses, particularly community banks which are in need of financial services. Management expects that upon the Company's entry into a new market area, it will undertake a marketing campaign utilizing an officer calling program that informs local businesses of the Company's ability to raise capital and community-based promotions to build its client base, thus allowing the corporate client further community recognition and involvement. In addition, Management will be compensated based on investment banking goals and asset generation. See "Business -- Strategy of the Company."

     Management intends to develop specific policies and training programs for its employees and to internally promote its employees rather than seeking outside managers. The Company believes this will keep employee turnover at a minimum and enhance the Company's growth and efficiency. The Company believes that the combination of its acquisitions, internal corporate culture and its Management will enable it to become a prominent provider of investment banking, retail brokerage and asset management services in Florida.

     There can be no assurances that the Company's objectives will be realized. See "Risk Factors-- Management of Growth," "-- Significant Competition" and "-- Reduced Revenues due to Economic, Political and Market Conditions."

INDUSTRY BACKGROUND

     Over the past 15 years, capital markets have evolved in depth and complexity, thereby radically altering the needs of both the companies accessing those markets and investors. According to Securities Data Company, in 1982, 122 initial public offerings were underwritten in the United States for a total of $1.3 billion and total public equity issued equaled $10.6 billion. In 1992, the value of new issues in the United States more than doubled the level achieved in any previous year reaching $39.9 billion, while the total public equity and high-yield debt raised equaled $90.5 billion and $51.6 billion, respectively. In 1997, 636 initial public offerings were completed in the United States, totaling $44.2 billion, total public equity issued equaled $120.1 billion, and high-yield debt issued totaled $61.2 billion. A significant portion of this growth has come from emerging industries that previously had limited access to the capital markets, including community banks. However, in recent months the U.S. markets have experienced extreme volatility and a reduction in the amount of new issues and underwritten offerings. Management believes that due to the nature of public offering offerings for community and de novo banks, the market for these offerings are not as affected by general market conditions. The Company believes that this significant increase in such issuers and the accompanying significant inflow of cash into mutual funds and other managed funds has led to greater demand by both issuers and investors for focused, industry-specific advisory and capital management products and services.

INDUSTRY AND ECONOMIC OUTLOOK

     Over the past few years, the U.S. economy, the largest in the world and an important influence on overall world economic activity, has been undergoing one of the longest periods of post-war economic expansion. As of June 1998, the current U.S. expansion had lasted 87 months compared to a post-war average period of expansion of 46 months.

     Recognizing that the favorable macroeconomic environment will be subject to periodic reversals, Management believes that significant long-term growth and profit opportunities exist for financial intermediaries in the United States. These opportunities derive from several long-term trends that have had, and Management believes should continue to have, a profound impact on the U.S. markets and financial services activity. These trends include the following:

     /bullet/ DEREGULATION. Financial market deregulation has resulted in the creation of new and broader sources of credit, which have reduced the variability and the cyclicality in the supply of credit. This, in turn, has in the past reduced volatility in economic activity, leading to longer economic expansions with increased investment spending, thereby resulting in higher levels of capital raising;

     /bullet/ FOCUS ON SHAREHOLDER VALUE. Increasing focus on shareholder value has fueled an increase in restructuring and strategic initiatives, thereby yielding additional financial advisory and capital-raising opportunities;

     /bullet/ CONSOLIDATION. Moderate growth, limited pricing flexibility and the need for economies of scale have substantially increased consolidation opportunities in certain industries, and record levels of profit have provided companies with the resources to pursue strategic combinations, thereby creating substantial demand for mergers and acquisitions advisory services and subsequent capital raising;

     /bullet/ DEMOGRAPHICS. Changing demographics in the United States have increased the pool of savings available for private investment and the need for increased funding of pension plans due to the aging of the population, creating substantial demand for investment products and services; and

     /bullet/ FINANCIAL PRODUCT INNOVATION. Technology and financial expertise have led to the development of new financial products better tailored to the risk/reward requirements of investors, thereby increasing trading flows and proprietary investment opportunities.

     The Company believes these long-term trends should continue to affect growth in the financial services industry positively. However, as evidenced by the recent volatility of U.S. markets and global markets, there can be no assurance that such favorable trends will continue.

HISTORY OF THE COMPANY

     The concept for the Company was developed in 1997 by W. Jonathan Wride, the President and Chief Executive Officer of the Company. Mr. Wride evaluated potential acquisitions and believed that broker-dealers with limited capital and market presence could be acquired for attractive multiples and could benefit from being associated with a larger organization with greater financial resources.

     Management of the Company believes that there is a need for a community-oriented regional investment banking firm. This belief was prompted by the growth of community banks, one industry sector which the Company intends to target. As the number of bank acquisitions has increased, there has correspondingly been increased activity in the establishment of de novo community banks. As these proposed banks attempt to raise capital through the public market, the Company believes that it is important to have a community-oriented investment banking firm which can necessitate the sale of the common stock of these banks locally as this, in turn, may increase the likelihood of shareholders becoming depositors of the proposed bank. For additional information regarding the Company's plans with respect to community and de novo banks, see " --Strategy of the Company--Bank Strategy."

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STRATEGY OF THE COMPANY

   GENERAL

     The objective of the Company and its Management is to create a notable and recognizable financial services firm, focused on providing high value to clients by delivering specialized boutique products and services matched directly to their needs. Management believes that such a company can attract those clients who prefer to conduct business with a regionally managed institution that demonstrates an active interest in their business and personal affairs.

     By assembling an experienced staff and implementing a team approach expected to provide a superior level of service, Management believes it will be able to acquire the broker-dealer firms necessary to implement and distribute its planned underwriting activities. Management will place an emphasis on acquiring small investment banking firms throughout the Identified Markets. Once acquired, the Company intends to make a strong effort to target small and medium-sized companies in need of capital, primarily focusing on community and de novo banks who are interested in raising equity capital through the public market via the sale of equity securities. In addition to offering traditional retail brokerage services, the Company expects to offer research and market making in the stock of these companies. This personal touch is expected to be appealing to clients who have been receiving investment banking services in the depersonalized environment of the Company's larger competitors. See "Business -- Strategy of the Company."

     The major elements of this strategy are to:

     /bullet/ ACQUIRE RETAIL BROKERAGE, ASSET MANAGEMENT AND INVESTMENT BANKING OFFICES IN THE IDENTIFIED MARKETS;

     /bullet/ PROVIDE HIGH VALUE, SPECIALIZED PRODUCTS, INCLUDING RETAIL BROKERAGE, INVESTMENT BANKING AND ASSET MANAGEMENT SERVICES TO BOTH CORPORATE AND INDIVIDUAL CLIENTS;

     /bullet/ TARGET FINANCIAL INSTITUTIONS, ESPECIALLY COMMUNITY AND DE NOVO BANKS, TO ASSIST THEM IN RAISING CAPITAL VIA THE PUBLIC MARKETS;

     /bullet/  OFFER MARKET MAKING AND RESEARCH TO CORPORATE CLIENTS; AND

     /bullet/ MAINTAIN CENTRALIZED SUPPORT FUNCTIONS, INCLUDING BACK OFFICE OPERATIONS, COMPLIANCE, UNDERWRITING, SYNDICATION,
               ADMINISTRATION, HUMAN RESOURCES AND TRAINING, TO MAXIMIZE OPERATING EFFICIENCIES AND FACILITATE RESPONSIVENESS TO CLIENTS.

   MODEL "LOCAL BROKERAGE/INVESTMENT BANKING OFFICE"

     In order to achieve its expansion strategy, the Company initially intends to acquire retail brokerage/investment banking offices within certain of the Identified Markets. It is anticipated that each acquired entity will be held initially as separate subsidiaries of the Company. These subsidiaries are expected to be combined in the future into one subsidiary of the Company and the Company will expand through the branching of the acquired broker-dealers. Each community investment banking office will legally be a branch of the acquired broker-dealer, and thus will be subject to the supervision, policies and procedures of the broker-dealer.

     The Company will use a community investment banking approach that emphasizes responsive and personalized service to its clients. Management's strategy includes attracting and servicing strong local companies in need of financial services. Management expects that upon the Company's entry into a new market area, it will undertake a marketing campaign utilizing an officer calling program that informs local businesses of the company's ability to raise capital and community-based promotions to build its client base, thus allowing the corporate client further community recognition and involvement. In addition, management will be compensated based on corporate finance goals and asset generation.

     The main office of the Company will be divided into the following departments: Executive Management, Operations, Compliance, Principal Trading Accounts, Syndicate and Investment Banking. It is anticipated that the

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

individual branches or brokerage offices in the Identified Markets will have: a Manager, an Operations assistant, a sales and support staff. The number of support staff necessary will be dependent on the number of registered representatives and the volume of business generated by the particular location. Each office will be staffed with enough administrative assistants to assist the officers effectively in their duties and to enable them to market products and services actively outside the office.

     Prior to expanding into a new market area, management will attempt to identify an acquisition candidate or an individual that has the ability to develop a network within in an Identified Market. The Company believes that a management team that is familiar with the needs of the community can provide a higher quality of personalized service to its clients. The local management team will have a limited amount of decision making authority, as all matters will be required to go through the Company's centralized compliance department to ensure complete adherence to the rules and regulations of the appropriate regulatory bodies.

     The Company will encourage both the local management team and local sales personnel to be active in the civic, charitable and social organizations located in the local communities. It is anticipated that members of the local management teams will hold leadership positions in a number of community organizations, and continue to volunteer for other positions in the future.

     Management expects to offer bonuses for registered representatives to attract them to the Company from other firms. These bonuses will be calculated upon the representatives' trailing twelve month sales revenues and the representative's transfer of clients and assets to the Company. All representatives will be presented with goals and objectives to be achieved on an annual basis.

   COMPANY GROWTH AND EXPANSION

     The Company believes that many independent broker-dealers, brokerage firms and corporate finance businesses have been limited by their capital position. With the availability of additional capital at the holding company level, the Company believes that the acquired broker-dealers will have a greater ability to expand their businesses. The Company intends to use the proceeds of the Offering for, among other things, to establish its research capabilities, focusing primarily on community and de novo banking institutions, to hire additional brokers and to market specialized products to retail and institutional clients. In addition to the corporate finance strategy discussed above, the Company believes that with its increased size, financial strength and combined efforts of all acquired firms, the Company will have the ability to aggressively seek larger allocations in corporate underwriting syndicates managed by other investment banking firms. The Company intends to hire a research analyst and provide research primarily on selected banks and believes the additional capital will enable it to substantially increase the number of companies that it can cover by its research.

     The Company plans to acquire firms with solid reputations in their selected markets. As a result of these acquisitions, the Company intends to acquire production, assets under management, and registered representatives. The Company anticipates that the firms it acquires will range from two to twenty-five person operations. Due to the restrictive nature of the investment banking business, Management believes that many of these companies have been limited by their financial position, and thus have maintained their concentration only in select areas. Management believes through its initial consultations with potential acquisition targets, firms can be acquired for attractive multiples in the market place. Once associated with a larger institution with greater product diversification, management believes revenues and valuation could rise significantly. These acquisitions can create revenues in many areas, such as retail commissioned business, fee based management and increased investment banking revenues as additional offices increase the firm's distribution network, thus allowing the Company the ability to increase the size of offerings it underwrites.

   MARKET GROWTH AND EXPANSION

     The Company intends to expand into the largest and fastest growing communities in Florida. The Company anticipates that the primary market area for its services will be the metropolitan areas in Florida, which include the Identified Markets. The Company's headquarters is located in Naples, Florida, which is situated on the southwest coast of Florida. Although the Company's current location is in downtown Naples, the Company has entered into a lease to move into a newly constructed building in north Naples. The Company anticipates moving its offices to the north

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

Naples facility in May 1999. Both of these locations are conveniently located to a majority of the residents of western Collier County, with whom the Company intends to establish retail brokerage relationships.

     Certain demographic information with respect to each of the Identified Markets is discussed below. The demographic information has been provided by Demographics On-Call, a demographic data source provider.

     FLORIDA MARKET. Florida is the fourth most populated state in the country with a current population of approximately 14.7 million. From 1990 to 1996, Florida ranked third of the ten most populated states in terms of percentage population growth. Florida's economy has broadened from a base of tourism, agriculture and retirement living to become increasingly dependent on industrial and commercial trade. Financial institutions in Florida have experienced substantial growth in recent years in the amount of total bank deposits. As of June 30, 1997, these bank deposits totaled approximately $200 billion. Management believes that the major metropolitan areas in Florida have benefited the most from this economic and population expansion, and thus has selected the Identified Markets as the focus of its expansion strategy.

     NAPLES MARKET. The Company's headquarters and centralized office operations will be located in Naples, Florida. Naples is the largest city in Collier County, Florida. The Naples market area includes the city of Naples and Collier County (the "Naples Market"). Between 1980 and 1990, the population of Collier County almost doubled. The estimated year-round population of Collier County in 1997 was 202,903 and, by the year 2015, it is projected that the population will be 315,900. The population of Collier County rises by approximately one-third during the winter season (November - April) each year because of tourism and the return of seasonal residents. Collier County's economic base is built primarily on services, retail trade, agriculture, government and construction. According to 1995 statistics, the median family income in Collier County was $48,800 and the average household effective buying income was $55,928, the highest of any county in the state of Florida. In 1995, the median age in Collier County was
42.5 years.

     TAMPA MARKET. The Tampa market area includes the city of Tampa and Hillsborough County (the "Tampa Market"). Hillsborough County's population, which includes the city of Tampa, increased from approximately 834,000 in 1990 to approximately 905,000 in 1997, representing an increase of approximately 8.5% over that period. The population is expected to increase further to approximately 954,000 over the next five years. In 1997, the median age in Tampa was 35.4 years, and the median household income $35,993. In 1997, the average unemployment rate for Hillsborough County was 3.3%, as compared to the national unemployment rate of 4.9% for the same period.

     JACKSONVILLE MARKET. The Jacksonville market area includes the cities of Jacksonville, Orange Park, St. Augustine and surrounding counties, including Clay, Duval and St. Johns Counties (the "Jacksonville Market"). The Jacksonville Market's population increased from approximately 863,000 in 1990 to approximately 969,000 in 1997, representing an increase of approximately 12.3% over that period. The population is expected to increase to approximately 1.1 million over the next five years. In 1997, the median age in Jacksonville was
34.5 years, and the median household income was $36,413. In 1997, the average unemployment rates for Clay, Duval and St. Johns Counties were 3.0%, 3.7% and 3.0%, respectively, as compared to the national unemployment rate of 4.9% for the same period.

     FT. LAUDERDALE MARKET. The Ft. Lauderdale market area includes the cities of Ft. Lauderdale, Hollywood and Pompano Beach, as well as Broward County (the "Ft. Lauderdale Market"). The Ft. Lauderdale Market's population increased from approximately 1.3 million in 1990 to approximately 1.5 million in 1997, representing an increase of approximately 16.3% over that period. The population is expected to increase further to approximately 1.6 million over the next five years. In 1997, the median age in Ft. Lauderdale was
39.9 years, and the median household income was $34,960. In 1997, the average unemployment rate for Broward County was 4.9%, which was the same as the national unemployment rate for the same period.

     PALM BEACH MARKET. The Palm Beach market area includes the cities of Palm Beach, West Palm Beach, Jupiter and Stuart, as well as Palm Beach and Martin Counties (the "Palm Beach Market"). The Palm Beach Market's population increased from approximately 964,000 in 1990 to approximately 1.1 million in 1997, representing an increase of approximately 16.3% over that period. The population is expected to increase to approximately 1.2 million over the next five years. In 1997, the median age in Palm Beach was 42 years, and the median household income was $41,964.

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In 1997, the average unemployment rates for Palm Beach and Martin Counties were
6.3% and 6.9%, respectively, as compared to the national unemployment rate of 4.9% for the same period.

   CUSTOMERS

     Management believes that the recent consolidation within the securities and banking industries within the Identified Markets provides a community-oriented financial services firm the opportunity to build a successful client base. Management further believes that many of the larger financial institutions do not emphasize a high level of personalized service to the smaller commercial or individual retail clients. The Company intends to focus its marketing efforts on attracting small and medium sized businesses and professionals which includes, among others, community banks, attorneys, accountants, physicians, retirees and other service-oriented businesses.

     Management believes that it will generate a substantial amount of clients from the community banking sector in connection with their public offerings. Community and de novo banks are typically established by leaders in their respective communities, and thus they are able to develop a substantial following and interest in the local community. The clients gained from the public offerings undertaken on behalf of such institutions will then be cross-sold and offered other products and services. Such products and services will include retail brokerage services and asset management services.

   BANK STRATEGY

     To compete effectively in the investment banking and retail brokerage market, the Company intends to implement its "Bank Strategy," pursuant to which the Company will market its financial services, primarily investment banking services to established and organizing banking institutions. As part of its Bank Strategy, the Company will seek to make markets in the stocks of those banks which the Company has assisted in their public offering. The Company believes that the community banking market is under served and its strategy will permit the Company to develop a market niche for its corporate finance business as a "specialist" in the community banking arena.

     The Company intends to identify and evaluate banking institutions that are seeking to raise capital through equity financing. Upon identifying such institutions, the Company will seek to establish an investment banking relationship with that institution. Management currently anticipates that its typical client will be a bank in organization a community bank that plans to trade in the public markets by raising capital in an initial public offering. While the size of any particular offering may vary depending on market conditions and other factors, the Company anticipates that most offerings would involve banks which are trying to raise between $5 million and $15 million in equity capital. The Company will seek to manage or co-manage in a substantial portion of these underwritings in which it participates.

     The Company's ability to implement its Bank Strategy in the context of corporate underwritings will be dependent upon its ability to identify potential clients fitting the community bank profile and convincing such potential clients that the Company is the right investment banking firm for their needs. There can be no assurance that the Company will be successful in this regard. The Company has not conducted any independent research to test the marketability of the Bank Strategy, nor has the Company engaged in any significant marketing of the strategy. Therefore, while the Company believes the concept to be viable, the level of market acceptance is largely unknown. The Company intends to devote a substantial amount of its resources and the proceeds of this offering to the execution of the Bank Strategy. See "Use of Proceeds."

PRODUCTS AND SERVICES

   INVESTMENT BANKING

     The Company anticipates that investment banking activities will be a major part of the Company's business plan. The Company plans to continue and build upon the operations of the firms it acquires in this area. Emphasis will be placed on the financial sector and regional companies that are located in close proximity to the Company's offices. Management believes that there is opportunity in the area of initial and secondary public offerings for these financial institutions which include savings and loan institutions, community banks, broker-dealers and insurance companies.

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

The Company believes that the amount of current acquisitions currently being undertaken in the financial sector creates opportunities for smaller community-minded firms to be established.

     The Company also expects to enter the corporate finance market as an underwriter and as a selling group member. It is anticipated that the majority of the Company's participation in these offerings will be as a co-manager or selling group member. The Company plans to be a firm commitment company, which will enable it to underwrite certain corporate finance transactions on a firm commitment basis. The Company will also actively form selling groups of independent broker-dealers throughout the country. Management believes that a major concern of independent broker-dealers is their inability to provide their customers with the resources to undertake initial public offerings and/or secondary offerings. Management feels that it can form a large group of interested parties which will allow the Company to underwrite larger offerings and/or increase its allocation in co-managed offerings through its selling group members. See "Bank Strategy."

     Further, the Company expects that a portion of its investment banking business will be devoted to the financial advisory services, including the issuance of fairness opinions in connection with the mergers and acquisitions activity of the Company's clients.

   RETAIL BROKERAGE SERVICES

     The Company, through its subsidiaries, will provide retail brokerage services to institutional and individual clients. Commissions will be charged to these clients for executing buy and sell orders for securities on national and regional exchanges and in the over-the-counter market. The Company expects that its primary source of revenue for its retail brokerage business will be commissions generated from its retail brokerage services. The Company further expects that its institutional clients will include investment managers and corporate retirement plans. The Company anticipates having floor broker relationships on the New York, American and Chicago Stock Exchanges and will execute buy and sell orders in the over-the-counter markets.

   ASSET MANAGEMENT

     Through the Company's subsidiaries, the Company will offer asset management services to its clients. Clients will be charged a fee based on the amount of their assets which are managed by the firm. The Company will apply for mutual fund designation, which will allow it to create the "Financial Services Fund." The assets in this fund will be managed by the Company's registered investment advisor. Order executions for the registered investment advisors will be executed through the Company's broker-dealers.

     Portfolio managers of the Company will afford clients several options in the positioning and handling of their assets. Clients' assets may be managed internally by in-house portfolio managers, externally by third party managers or through mutual allocation programs.

   PRINCIPAL TRADING AND MARKET RESEARCH

     Through the Company's acquisitions, the Company anticipates that it will become a market-maker and provide research in common stocks in selected industries. These activities will be primarily conducted by the Company as a principal. These activities are expected to involve the purchase, sale or short sale of securities as principal in markets maintained on behalf of the investment banking clients. The Company may from time to time have large position concentrations in securities of, or commitments to, a single issuer, or issuers engaged in a specific industry, particularly as a result of the Company's underwriting activities. The Company intends to concentrate its trading positions in a more limited number of industry sectors and companies than some other broker-dealers, which might result in higher trading losses than would occur if the Company's positions and activities were less concentrated. These services will allow the firm to attract larger public offerings and will afford the firm the title of Full Service Investment Banking Firm.

CLEARING AGENT AND CUSTOMER CREDIT

     The Company will utilize the services of clearing agents on a fully disclosed basis (the "Clearing Agent"). The Clearing Agent will process all securities transactions and monitor the accounts of the Company's customers. It is

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

anticipated that the customer accounts will be protected through the Securities Investor Protection Corporation (the "SIPC") for up to $500,000 of which coverage for cash balances will be limited to $100,000. Many clearing firms carry additional insurance coverage.

     The services of the Clearing Agent will include billing, credit control, receipt and custody and delivery of securities. The Clearing Agent provides the operational support necessary to process, record and maintain securities transactions for the Company's brokerage and distribution activities. The total cost of the Clearing Agent's services to the Company is estimated to be less than the cost the Company would incur in providing these services itself.

     The Clearing Agent typically lends funds to the Company's customers through the use of margin credit. These loans are made to customers on a secured basis, with the Clearing Agent maintaining collateral in the form of salable securities, cash or cash equivalents. Under the terms of a typical clearing agreement, the Company would indemnify the Clearing Agent for any loss on such credit arrangements.

GOVERNMENT REGULATION

     The Company's business, and the securities business generally, are subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the SEC and various state agencies and self-regulatory organizations, such as the NASD. As a matter of public policy, regulatory bodies in the United States are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of the Company's shareholders or creditors. The Company and/or its subsidiaries will be registered as a broker-dealer with the SEC and a member firm of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the SEC as the Company's primary regulator. The NASD adopts rules (which are subject to approval by the Commission) that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business.

     Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

     The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets and not the protection of the Company's shareholders.

     The Company's mutual fund distribution business will be subject to extensive regulation as to its duties, affiliations, conduct and limitations on fees under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "Investment Company Act"), and the regulations of the NASD. As discussed above, the Company expects to become an NASD member. The NASD has prescribed rules (Rule
2830 of the NASD Conduct Rules) with respect to maximum commissions, charges and fees related to investment in any open-end investment company registered under the Investment Company Act.

NET CAPITAL REQUIREMENTS

     As a registered broker-dealer and a member firm of the NASD, the Company and its subsidiaries will be subject to the Net Capital Rule of the SEC. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's

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

positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition. The Company will elect to compute its net capital under the standard aggregate indebtedness method permitted by the Net Capital Rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed a 15-to-1 ratio.

     The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additional, the Net Capital Rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

     Compliance with net capital requirements of these and other regulators could limit those operations of the Company's subsidiaries that require the intensive use of capital, such as underwriting and trading activities and the financing of customer account balances, and also could restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to repay debt or pay dividends on the Class A Common Shares.

COMPETITION

     The Company's brokerage and financial services business will compete primarily with major regional firms and smaller "niche" players, and indirectly with larger Wall Street firms, securities subsidiaries of major commercial bank holding companies, retail brokerage firms, investment banking firms, and investment advisors. Financial services companies encounter intense competition in all aspects of the securities business and compete directly with other securities firms, a significant number of which have greater capital and other resources. In recent years, there has been a significant consolidation and convergence among participants in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have acquired or established broker-dealer affiliates. These firms have the ability to offer a wide range of products, from loans, deposit-taking and insurance to brokerage, investment management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in pricing pressure in the Company's business. The Company believes that other factors affecting competition in the securities industry include the quality and abilities of professional personnel, including their ability to effectuate a firm's commitments, and the quality, range and relative prices of services and products offered.

     Although the Company may expand the financial services it can render to its customers, it does not plan to offer as broad a range of financial services as national stock exchange member firms, commercial banks, insurance companies and others.

YEAR 2000

     The significance of the year 2000 issues for the Company will be dependent on the nature of the technology systems used by entities acquired by the Company. The Company's business will be highly dependent on communications and information systems, including certain systems provided by its clearing broker. Any failure or interruption of the Company's systems, the systems of entities that it may acquire, and systems of the Company's clearing broker or third party trading systems, could cause delays or other problems in the Company's securities trading activities, which could have a material adverse effect on the Company's operating results. Such failures and interruptions may result from the inability of certain computing systems (including those of the Company, its clearing broker, and other third party vendors) to recognize the year 2000. There can be no assurance that the year 2000 issue can be resolved prior to the upcoming change in the century. Although the Company may incur substantial costs, particularly costs resulting from charges by its third party service providers, in correcting year 2000 issues, such costs are not sufficiently certain to estimate at this time. In addition, the Company expects that its principal disaster recovery system will be provided by its clearing broker. There can be no assurance that the Company or its clearing broker will not suffer any systems failure or interruption, including those caused by an earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war or otherwise, or that the Company's or its clearing broker's back-up procedures and capabilities in the event of any such failure or interruption will be adequate. As the year 2000

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approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate information that employs dates after December 31, 1999.

PROPERTY

     The Company's offices are located at 400 Fifth Avenue South, Naples, Florida 34102. The Company has committed to lease the top floor of a building to be constructed in north Naples, from which the Company will headquarter its operations. It is anticipated that this building will be completed in May 1999. The lease has a term of ten years with two options to renew the lease for two additional terms of five years each at market rates. The lease will commence upon the earlier of (i) the receipt by lessor of its Certificate of Occupancy for the building; or (ii) the date the Company opens for business. The annual lease payment will be $114,000 with rent to be increased annually at the greater of the percentage increase in the consumer price index or 3%.

PERSONNEL

     The Company presently employs four persons and will hire additional persons as necessary to support its growth. The Company will promote an employee-friendly corporate culture. Other firms have encouraged this and results have been favorable. The Company will look to train and internally promote its employees. Management believes that using policies designed to create an enjoyable work environment will keep employee turnover low.

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceeding. Management believes there is no litigation threatened in which the Company faces potential loss or exposure or which will materially affect stockholders' equity or the Company's business or financial condition upon completion of this offering.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:


NAME                                                     POSITIONS
----                                                     ---------
W. Jonathan Wride.....................................   President, Chief Executive Officer and Chairman
                                                         of the Board
Anthony W. Monico.....................................   Executive Vice President, Director
Nora Ambrose..........................................   Vice President, Treasurer, Director
Douglas W. Given......................................   Vice President, Director
William F. Ng.........................................   Director
Rita G. Sandell.......................................   Director

     All directors of the Company hold office until the earlier of the next annual meeting of the Company's shareholders and until their successors have been elected and qualified, or their death, resignation, or removal. Officers are elected annually by the Company's Board of Directors to hold office until the earlier of their resignation, removal or death.

     Set forth below is a description of the business experience during the past five years or more, and other biographical information, for the directors and executive officers of the Company.

     W. JONATHAN WRIDE, age 28, has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception. Prior to founding the Company, Mr. Wride served as a registered representative for Smith Barney and Merrill Lynch from 1993 to 1995. Mr. Wride also has served as President and Chief Executive Officer of Collier Private Investments, Inc., a privately held corporation and parent company of Ashtin Kelly & Co., since 1995. Mr. Wride is a General Securities Principal and since 1997 has served as President and Chief Executive Officer of Ashtin Kelly & Co., a registered broker-dealer with the NASD, SEC, MSRB and SIPC.

     ANTHONY W. MONICO, age 60, has served as a director of the Company since September 1998. Since 1996, Mr. Monico has served as Executive Vice President of Ashtin Kelly & Co., Incorporated. Prior to his service with Ashtin Kelly & Co., Mr. Monico served as an equity research analyst for Stellar Management, Inc. from 1993 to 1996. From 1977 to 1990, Mr. Monico was a senior banking officer with Citicorp in New York in the merger and acquisition section and from 1955 to 1977 served as a marketing official with Chase Manhattan Bank.

     NORA AMBROSE, age 31, has served as a director of the Company since September 1998. Since December 1995, Ms. Ambrose has served as a Financial & Operations Principal and Vice President of Operations with Ashtin Kelly & Co. Prior to her service with Ashtin Kelly & Co., Ms. Ambrose served as a registered assistant with Merrill Lynch from 1990 to 1995.

     DOUGLAS W. GIVEN, age 59, has served as Vice President of Syndicate with Ashtin Kelly & Co., since January 1997. Prior to his service with Ashtin Kelly & Co., Mr. Given served as Vice President with Shearson Lehman in Naples, Florida from 1989 to 1992 and with Old Naples Securities, a securities brokerage firm in Naples, Florida from 1992 to 1996. From 1996 to 1997, Mr. Given worked with R.M. Stark & Co., a securities brokerage firm. Mr. Given has over 28 years of securities industry experience.

     WILLIAM F. NG, age 49, has served as a director of the Company since September 1998. Since 1986, Mr. Ng has been a financial consultant and writer, advising his clients on trading strategies. Mr. Ng worked with Financial Options Consultants in Chicago, Illinois from 1986 to 1993, and in 1994 founded his own consulting firm, William F. Ng & Associates in Chicago. Since 1996, Mr. Ng has served as Director of Research at Global Financial Group in Minneapolis, Minnesota, a regional brokerage firm. Mr. Ng has authored several books on trading and investing and taught courses in Finance at the University of Chicago, Northwestern University and DePaul University.

     RITA G. SANDELL, age 54, co-founded the Company and has served as a director of the Company since September 1998. Ms. Sandell also serves as a director of Collier Private Investments, Inc., a financial holding company for a registered investment advisory firm and broker dealer firm. Ms. Sandell is also the owner of Central State Steel & Supply Co., a company which sells highway maintenance supplies and equipment to government municipalities in Ohio.

     There are no family relationships between any of the executive officers and directors of the Company.

BOARD OF DIRECTORS

     The number of directors of the Company is currently fixed at six. The By-Laws provide that the Board of Directors shall contain at least one member, with the precise number to be determined from time to time by the Board of Directors. In the case of the removal of a director from office, the resulting vacancy on the Board of Directors shall be filled by the vote of at least seventy-five percent (75%) of the outstanding shares of Common Shares. Any other vacancy on the Board of Directors may be filled by a majority vote of the remaining directors then in office or by action of the shareholders. Any director may be removed, with or without cause, at any regular or special meeting of shareholders called for that purpose.

   COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has designated an Audit Committee of the Board of Directors consisting of two directors, Anthony W. Monico and Nora Ambrose. The functions served by the Audit Committee will be to review the scope of accounting audits, review with the independent auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review the final report of the independent auditors, review with internal and independent auditors overall accounting and financial controls, and be available to the independent auditors during the year for consultation purposes.

     The Board of Directors also has designated a Compensation Committee of the Board of Directors consisting of two directors, Nora Ambrose and Rita G. Sandell. The functions served by the Compensation Committee will be to review the performance of senior management, recommend appropriate compensation levels and approve the issuance of stock options pursuant to the Company's 1998 Stock Option Plan.

   COMPENSATION OF DIRECTORS

     Directors of the Company do not receive any compensation based on their attendance at Board of Directors meetings. Members of the Board of Directors, however, are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board meetings.

EXECUTIVE COMPENSATION

     For the fiscal year ended December 31, 1997, the Company was in the development stage with Mr. Wride serving as President and Chief Executive Officer.

     Although Mr. Wride has served as President and Chief Executive Officer of the Company since inception, he has not yet received any compensation. In September 1998, Mr. Wride entered into an employment agreement with the Company, the terms of which are disclosed below. Accordingly, no compensation was paid to any employee for the fiscal year ended December 31, 1997.

EMPLOYMENT AGREEMENT

     In September 1998, the Company and Mr. Wride entered into an employment agreement (the "Employment Agreement") which provides that Mr. Wride will serve as President and Chief Executive Officer of the Company for three years. In addition, it is expected that Mr. Wride will hold a significant position and will become significantly involved in the operations of future companies acquired by the Company, although the exact nature of the extent of Mr. Wride's involvement is not known at this time.

     The Employment Agreement provides that Mr. Wride will serve as the President and Chief Executive Officer of the Company for a three-year term commencing on the date that the Minimum Offering is obtained and provides for a minimum annual base salary of $150,000 during the term of Mr. Wride's employment. Under the terms of the Employment Agreement and pursuant to the Company's 1998 Stock Option Plan, at the first meeting of the Board of Directors following the Final Termination Date completion of the Offering, Mr. Wride will be granted an option covering 100,000 Class A Common Shares which will vest in accordance with the following schedule: (i) 25,000 will vest immediately upon the date of the grant; and (ii) 25,000 will vest on each of the first, second and third anniversaries of the date of the grant. These options will be exercisable at the initial public offering price of the Class A Common Shares sold in the Offering and will be exercisable for a period of ten years.

     After the Final Termination Date, in the event of a "change in control" of the Company (as defined in the Employment Agreement), Mr. Wride will be entitled to give written notice to the Company of termination of the Employment Agreement and to receive a cash payment equal to approximately 300% times the compensation received by Mr. Wride in the one-year period immediately preceding the change in control.

     The Employment Agreement may be terminated by the Board of Directors without notice and without further obligation than for monies already paid, if Mr. Wride is terminated for Cause (as that term is defined in the Employment Agreement). Likewise, Mr. Wride may upon thirty days' written notice to the Company terminate the Employment Agreement without Cause. In the event of termination by Mr. Wride, the Company will have no further obligation than for monies paid and the Company shall be entitled to enforcement of the non-compete and non-solicitation provisions. After the closing of the Offering, in the event of Mr. Wride's death, the Company will pay to Mr. Wride's designated beneficiary an amount equal to Mr. Wride's base salary through the end of the month in which Mr. Wride's death occurred. The Employment Agreement further obligates Mr. Wride to protect the confidentiality of the Company's information following termination of his employment.

STOCK OPTION PLAN

     In September 1998, the Board of Directors of the Company adopted the AK Holding Corporation 1998 Stock Option Plan (the "1998 Plan") to promote the Company's growth and financial success. The 1998 Plan was unanimously approved by the shareholders of the Company on September 17, 1998. Options may be granted under the 1998 Plan to the Company's directors, officers and employees, as well as certain consultants and advisors. The 1998 Plan contemplates the grant of non-qualified stock options and incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The 1998 Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The 1998 Plan provides for option grants to purchase up to an aggregate of 1,000,000 shares of Common Shares, subject to adjustment under certain circumstances (the "Option Shares"). The aggregate fair market value (determined at the time the option is granted) of the Class A Common Shares with respect to which incentive stock options are exercisable for the first time by an optionee during a calendar year may not exceed $100,000. This limitation dos not apply to non-qualified stock options.

     The 1998 Plan will expire upon the earlier to occur of: (i) the date on which all Option Shares have been issued upon exercise of options under the 1998 Plan; or (ii) the tenth anniversary of the 1998 Plan's effective date. The 1998 Plan will be administered by the Board of Directors or by a Stock Option Committee appointed by the Board and consisting of at least two non-employee Board members. The exercise price of options granted under the 1998 Plan will be determined by the Board of Directors, but will in no event be less than 100% of the Market Price (as defined in the 1998 Plan) of one share of Class A Common Shares on the option grant date (110% in the case of a Ten Percent Owner, as defined in the 1998 Plan); provided, however, that non-qualified stock options may be granted at an exercise price of no less than 75% of the Market Price of the Class A Common Shares on the date of grant. Vested options under the 1998 Plan may be exercised in whole or in part, but in no event later than ten (10) years from the grant date (five years in the case of an incentive stock option granted to a Ten Percent Owner). If the optionee of an incentive stock option during his or her lifetime ceases to be an officer, director, or employee of the Company or any subsidiary of the Company for any reason other than his or her death or total disability, any option or unexercised portion thereof which is exercisable on the date the optionee ceases employment will expire three months following the date the optionee ceases to be an officer, director or employee of the Company or of a subsidiary of the Company, but in no event after the term provided in the optionee's option agreement. If an optionee dies or becomes totally disabled while he or she is an officer, director or employee of the Company or of a subsidiary of the Company, the option may be exercised by a legatee or legatees of the optionee under his or her last will or by his or her personal representative or representatives at any time within one year following his or her death or total disability, but in no event after the term provided in his or her option agreement. The foregoing limitations with respect to termination of employment or death do not apply to optionees of non-qualified stock options. Options granted under the 1998 Plan will only be assignable or transferable by the optionee by will or the laws of decent and distribution. During the optionee's lifetime, options are only exercisable by him or her. The Board of Directors may at any time terminate, modify or amend the 1998 Plan in any respect, except that without shareholder approval the Board of Directors may not (i) increase the number of Option Shares, (ii) extend the period during which options may be granted or exercised, (iii) change the class of 1998 Plan participants, or (iv) otherwise materially modify the requirements as to eligibility for participation in the 1998 Plan. In no event will the termination, modification or amendment of the 1998 Plan, without the written consent of the optionee, affect his or her rights under an option or right previously granted to him or her.

                              CERTAIN TRANSACTIONS

     In September 1998, Mr. Wride loaned $52,000 to the Company, the proceeds of which were used for the payment of certain organizational expenses of the Company. The loan bears interest at an annual rate of 10% and a loan funding fee of 8% based on the face amount of the loan. The loan matures on June 30, 1999. The loan will be repaid out of the net proceeds allocated to working capital to be received in the Offering.

     In August and September 1998, the Company loaned an aggregate of $275,000 to Collier Private Investments, Inc., the parent holding company of the Underwriter of which Mr. Wride serves as the President and Chief Executive Officer. The September loan has been repaid and the outstanding balance on the August loan is $13,079 which is payable at a rate of 10% per annum.

     Mr. Wride is the President and Chief Executive Officer of the Underwriter. In addition, Mr. Monico, Ms. Ambrose and Mr. Given, all of whom are directors and executive officers of the Company, also serve as officers of the Underwriter. As a result of their position with the Underwriter, these directors and executive officers will indirectly benefit from the underwriting discounts and commissions to be paid to the Underwriter in connection with the Offering. See "Underwriting."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Class A and Class B Common Shares as of September 30, 1998, and upon completion of the Offering, by (i) each person, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act, who is known by the Company to own beneficially 5% or more of its outstanding shares of Class A Common Shares or Class B Common Shares prior to the Offering, (ii) each director, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated each shareholder has sole voting and investment power with respect to the indicated shares.



                                   BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                   PRIOR TO THE OFFERING(1)                   AFTER THE OFFERING(1)
                               --------------------------------     ----------------------------------------
                                                       PERCENT
                                CLASS A     CLASS B    OF TOTAL      CLASS A       CLASS B          PERCENT OF
                                COMMON      COMMON     VOTING        COMMON        COMMON          TOTAL VOTING
NAME OF BENEFICIAL OWNER        SHARES      SHARES      POWER        SHARES        SHARES              POWER
------------------------       --------    --------    --------     --------      --------      --------------------
                                                                                                MINIMUM      MAXIMUM
                                                                                                -------      -------
DIRECTORS AND CERTAIN
EXECUTIVE OFFICERS:
W. Jonathan Wride .........     26,846     161,076       49.1%       51,846(2)     161,076       43.1%        34.2%
Rita G. Sandell ...........     27,000     162,000       49.4%       27,000(3)     162,000       42.9%        34.1%
Anthony W. Monico .........          0           0          0             0              0          0            0
Nora Ambrose ..............          0           0          0             0              0          0            0
Douglas W. Given ..........          0           0          0             0              0          0            0
William F. Ng .............          0           0          0             0              0          0            0

All directors and executive
   officers as a group
   (6 persons) ............     53,846     323,076       98.5%       78,846(4)     323,076       85.7%         68.1%

OTHER BENEFICIAL HOLDERS:
Andrew Smith(5) ...........     46,154        --          1.4%       46,154(5)           0        1.2%            *

--------------------------------------------
*     Less than 1% of total voting power

(1) Pursuant to the rules of the Commission, the determinations of "beneficial ownership" of the Class A Common Shares are based upon Rule 13d-3 under the Exchange Act, which provides that shares will be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition of, shares or where a person has the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined. Class A Common Shares that a beneficial owner has the right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 25,000 shares issuable upon the exercise of immediately exercisable options to be granted at the first meeting of the Board of Directors subsequent to the Final Termination Date. Mr. Wride's business address is c/o AK Holding Corporation, 400 Fifth Avenue South, Naples, Florida 34102.
(3) Ms. Sandell's business address is c/o AK Holding Corporation, 400 Fifth Avenue South, Naples, Florida 34102.
(4) Includes 25,000 shares issuable upon the exercise of immediately exercisable options to be granted at the first meeting of the Board of Directors subsequent to the Final Termination Date.
(5) Mr. Smith's business address is 501 Goodlette Road South, Suite C-210, Naples, Florida 34102.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL
     The authorized capital stock of the Company presently consists of 30,000,000 Class A Common Shares, par value $.01 per share, 5,000,000 Class B Common Shares , no par value per share, and 5,000,000 shares of Preferred Shares, par value not stated (the "Preferred Shares"). As of the date hereof, 104,246 Class A Common Shares are issued and outstanding and held by four shareholders of record. As of the date hereof, 323,076 Class B Common Shares are issued and outstanding held by two shareholders of record. As of the closing date, all Common Shares issued and outstanding, including those sold in this Offering, will be fully paid and nonassessable. There are currently no shares of the Preferred Shares outstanding.

CLASS A AND CLASS B COMMON SHARES

     VOTING. Class A Common Shares are entitled to one vote per share and Class B Common Shares are entitled to ten votes per share. All actions submitted to a vote of shareholders are voted on by holders of Class A and Class B Common Shares voting together as a single class, except as otherwise set forth below or provided by law. No cumulative voting will be available in the election of directors.

     CONVERSION. Class A Common Shares has no conversion rights. A holder of Class B Common Shares may convert Class B Common Shares into Class A Common Shares, in whole or in part, on the basis of one share of Class A Common Shares for each share of Class B Common Shares. Except as otherwise provided in the Articles of Incorporation, no Class B Common Shares may be converted into Class A Common Shares until September 24, 2001. If at any time any Class B Common Shares are transferred of record or beneficially to any person or entity other than W. Jonathan Wride, Rita G. Sandell or a Permitted Transferee, such shares shall automatically be converted into an equal number of Class A Common Shares.

     DIVIDENDS. Holders of Class A Common Shares are entitled to receive cash dividends on at least an equal per share basis as holders of Class B Common Shares if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common Shares are entitled to receive the same percentage dividend (payable in Class A Common Shares) as the holders of Class B Common Shares receive (payable in Class B Common Shares).

     LIQUIDATION. Holders of Class A and Class B Common Shares share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A and Class B Common Shares in the event of dissolution, liquidation or winding-up.

     LIMITATION ON ISSUANCES OF ADDITIONAL SHARES OF CLASS. The Articles of Incorporation prohibit the Company from issuing additional Class B Common Shares to any person or entity other than W. Jonathan Wride, Rita G. Sandell or a Permitted Transferee.

     LIMITATION ON CHANGES TO RELATIVE RIGHTS OF SHAREHOLDERS. The Articles of Incorporation limit the Company's authority to alter or change the relative rights, preferences, restrictions, dividend rights, voting powers and other powers given to the holders of the Class A and Class B Common Shares pursuant to the Articles of Incorporation. Any such alteration or change may be made only with the approval of 662/3% of the votes entitled to be voted by the holders of each class of stock to be adversely affected thereby, voting separately as a class. In the event that the Board of Directors declares a dividend or distribution payable in the Common Shares and there are an insufficient number of authorized Class B Common Shares available for such stock dividend or distribution, the holders of Class B Common Shares may vote to increase the authorized number of Class B Common Shares to the number sufficient to permit the issuance of the stock dividend or distribution, without submitting such vote for approval by shareholders of the Class A Common Shares.

     PREEMPTIVE RIGHTS. Class A and Class B Common Shares do not have any redemption provisions and holders thereof are not entitled to any preemptive rights.

     OTHER TERMS. The Class A Common Shares may not be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the Class B Common Shares are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. Likewise, Class B Common Shares may not be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the Class A Common Shares are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     The rights, preferences and privileges of holders of both classes of Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares which the Company may designate and issue in the future.

PREFERRED SHARES

     The Articles of Incorporation authorize the Board of Directors without further shareholder approval to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Shares, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares then outstanding). The Board of Directors, without shareholder approval, can issue Preferred Shares with the voting and conversion rights described above, which could adversely affect the voting power of the shareholders of Class A Common Shares.

CERTAIN ANTI-TAKEOVER, INDEMNIFICATION AND LIMITED LIABILITY PROVISIONS

     The Company's Board of Directors may authorize the issuance of additional Class A Common Shares or Preferred Shares without further action by the Company's shareholders, unless such action is required in a particular instance by applicable laws or regulation. The authority to issue additional Class A Common Shares or Preferred Shares provides the Company with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The unissued Class A Common Shares or Preferred Shares may be issued from time to time for any corporate purposes, including without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public and private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. In addition, the sale of a substantial number of Class A Common Shares or Preferred Shares to persons who have an understanding with the Company concerning the voting of such shares, or the distribution or dividend of Class A Common Shares or Preferred Shares (or right to receive such shares) to the Company's shareholders, may have the effect of discouraging or otherwise increasing the cost of unsolicited attempts to acquire control of the Company. Further, because the Company's Board has the power to determine the voting, conversion or other rights of the Preferred Shares, the issuance of a series of Preferred Shares to persons friendly to management could effectively discourage or preclude consummation of a change in control transaction or have the effect of maintaining the position of the Company's incumbent management. The Company does not currently have any plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action that the Board of Directors deems to be in the best interests of the Company and its shareholders.

     The Company's Articles of Incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the Board of Directors. The Articles of Incorporation require the affirmative vote or consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of each class of Common Shares entitled to vote on any matter submitted to a vote of the shareholders of the Company to approve any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, exchange of securities requiring stockholder approval or liquidation of the Company ("Covered Transaction"), if any person (other than Mr. Wride or Ms. Sandell) who together with his affiliates and associates owns beneficially five percent or more of any voting stock of the Company ("Interested Person") is a party to the transaction, unless a majority of the disinterested members of the Board of Directors has approved the transaction. In addition, the Articles of Incorporation require the separate approval by the holders of a majority of the shares of each class of stock of the Company entitled to vote on matters submitted to vote of the shareholders which are not beneficially owned, directly or indirectly, by an Interested Person, of any merger, consolidation, disposition of all or a substantial part of the assets of the Company or a subsidiary of the Company, or exchange of securities requiring shareholder approval ("Business Combination"), if an Interested Person is a party to such transaction; provided, that such approval is not required if (a) the consideration to be received by the holders of the stock of the Company meets certain minimal levels determined by a formula under the Articles of Incorporation (generally the highest price paid by the Interested Person for any shares which he has acquired), (b) there has been no reduction in the average dividend rate from that which was obtained prior to the time the Interested Person became such, and (c) the consideration to be received by shareholders who are not Interested Persons shall be paid in cash or in the same form as the Interested Person previously paid for shares of such class of stock. These Articles of the Company's Articles of Incorporation, as well as the Article establishing a classified Board of Directors, may be amended, altered, or repealed only by the affirmative vote or consent of the holders of at least 75% of the shares of each class of stock of the Company entitled to vote on a matter submitted to a vote of the shareholders of the Company. The effect of these provisions is to make it more difficult for a person, entity or group to effect a change in control of the Company through the acquisition of a large block of the Company's voting stock.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

     As provided under Florida law, the Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Company as a director if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that such provision shall not eliminate or limit the liability of a director (i) for a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) for any transaction from which the director derived an improper personal benefit, (iii) for unlawful distributions to shareholders of the Company in violation of Section 607.06401 of the FBCA, or (iv) for willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure judgment in its favor or in a proceeding by or in the right of a shareholder.

     Article VI of the Company's By-Laws provides that the Company shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any action, suit or proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director, officer, employee or agent of the Company, against reasonable expenses incurred by him in connection with such defense.

     The Company's By-Laws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested stockholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company unless the court in which the action, suit or proceeding was brought, upon application, determines indemnification is fair and reasonable.

     The Company may, if authorized by its shareholders by a majority of votes which would be entitled to be cast in a vote to amend the Company's Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the Company.

TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Co. will be the Transfer Agent and Registrar for the Class A Common Shares.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company expects to have 604,286 shares of its Class A Common Shares outstanding if the Minimum Offering is sold and 1,604,286 shares of the Class A Common Shares outstanding if the Maximum Offering is sold. In addition, the Company will have 323,076 Class B Common Shares outstanding upon completion of this Offering. The 500,000 minimum and 1,500,000 maximum shares of the Company's Class A Common Shares sold in the Offering have been registered with the SEC under the Securities Act, and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or other affiliates of the Company (collectively, "Affiliates"). The remaining 104,286 Class A Common Shares and 323,076 Class B Common

Shares will be "restricted securities" as that term is defined in Rule 144. Generally, restricted securities may not be sold until one year has elapsed from their issuance. Restricted securities held for one year and securities held by Affiliates of the Company may generally be sold pursuant to the SEC's Rule 144.

     In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) of the Company may sell Class A Common Shares within any three-month period in an amount limited to the greater of 1% of the outstanding shares of the Company's Class A Common Shares (approximately 16,000 shares immediately after the completion of this offering if the Maximum Offering is sold) or the average weekly trading volume in the Company's Class A Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company.

     The Company and the directors and officers of the Company who currently beneficially hold an aggregate of approximately 78,846 Class A Common Shares, have agreed, or will agree, that they will not issue, offer for sale, sell, grant any options for the sale of or otherwise dispose of any Class A Common Shares or any rights to purchase Class A Common Shares, in the open market or otherwise, without the prior written consent of the Underwriter for a period of 180 days from the Final Termination Date. Prior to this Offering, there has been no public trading market for the Class A Common Shares, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Class A Common Shares after completion of this offering. Nevertheless, sales of substantial amounts of Class A Common Shares in the public market could have an adverse effect on prevailing market prices.


                                  UNDERWRITING

     Under the terms and conditions of an underwriting agreement ("Underwriting Agreement") by and between the Company and the Underwriter, the Underwriter has been appointed and has agreed to act as agent for the Company to offer for sale on a "best efforts" basis a minimum of 500,000 and a maximum of 1,500,000 Class A Common Shares. The Class A Common Shares will be offered to the public through the Underwriter and dealers as may be selected by the Underwriter at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriter has made no firm commitment to purchase any or all of the Class A Common Shares. It has agreed to use its best efforts to find purchasers of the Class A Common Shares for the Minimum Offering prior to the Initial Termination Date (__________, unless extended by the Underwriter to a date no later than _______). If the Minimum Offering is sold prior to the Initial Termination Date, the Underwriter will continue to use its best efforts to find purchasers for up to the Maximum Offering prior to the Final Termination Date (_________, unless extended by the Underwriter to a date no later than __________). The minimum subscription is 100 Class A Common Shares and the maximum subscription is 75,000 Class A Common Shares. The Underwriter may allocate among or reject any subscription in whole or in part.

     The Class A Common Shares will be offered directly to retail purchasers at the public offering price set forth on the cover page of this Prospectus. Contingent upon the sale of the Minimum Offering, the Underwriter will be paid a management fee of $0.28 per share sold and the Underwriter and any other broker-dealer participating in the selling group will be paid a commission not in excess of $0.42 per share sold. In addition, the Underwriter will be reimbursed for their legal fees and out-of-pocket expenses.

     All subscription proceeds received by the Underwriter or other broker-dealers with respect to the Class A Common Shares offered hereby will be immediately transmitted to and deposited in an interest-bearing escrow account with NationsBank, N.A. as the Escrow Agent pursuant to the terms of an Escrow Agreement. All checks must be made payable to "NationsBank, N.A., Escrow Agent for AK Holding Corporation." If the Minimum Offering is not sold and paid for prior to the Initial Termination Date, all funds will be promptly refunded to subscribers together with interest earned thereon while held in escrow. If the Minimum Offering is sold on or prior to the Initial Termination Date, a closing will be held in the offices of the Underwriter at which time subscription funds and any interest earned thereon will be disbursed to the Company and subscribers will become shareholders of the Company.

     Subject to certain limitations, the Company and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Company or the Underwriter may be required to make in respect thereof.

     Pursuant to the terms of the Underwriting Agreement, all of the Company's existing shareholders will be required to enter into an agreement with the Underwriter not to sell any securities of the Company held by them until 180 days following the Final Termination Date.

     The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to a copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

     Prior to the Offering, there has been no public trading market for the Class A Common Shares. The offering price of $10.00 per share was determined by negotiations between the Company, the Underwriter and the QIU under applicable NASD Rules. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Class A Common Shares. Several factors were considered in determining the initial offering price of the Class A Common Shares, among them the size of the offering, the desire that the security being offered be attractive to individuals, and the experience of the Underwriter and the QIU in dealing with initial public offerings for financial institutions.

     Pursuant to the Conduct Rules of the NASD, when a member of the NASD, such as Ashtin Kelly & Co., participates in the public distribution of its own or an affiliate's securities, the public offering price can be no higher than recommended by the QIU. In accordance with the requirement, the QIU, has agreed to recommend an initial public offering price for the Class A Common Shares. As part of its compliance with Rule 2720 of the NASD's Conduct Rules, the QIU has participated in the preparation of the Registration Statement of which the Prospectus forms a part and has performed "due diligence" with respect thereto. For acting as a qualified independent underwriter, the QIU will receive a flat fee of $50,000. In addition, the QIU will be reimbursed its legal fees and for its out-of-pocket expenses. Pursuant to the QIU agreement, the Company has agreed to indemnify the QIU (and their controlling persons) with respect to certain liabilities, including liabilities under the Securities Act.

     The Underwriter has confirmed to the Company that it does not intend to confirm any sales to any account over which it exercises discretionary authority.

                                  LEGAL MATTERS

     The legality of the Class A Common Shares being offered hereby will be passed upon for the Company by Smith, Gambrell & Russell, LLP, Atlanta, Georgia. Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A., Tampa, Florida, is acting as counsel for the Underwriter in connection with certain legal matters relating to the Class A Common Shares offered hereby.

                                     EXPERTS

     The financial statements of the Company included in this Prospectus have been audited by Hill, Barth & King, Inc., independent public accountants, as indicated in their report with respect thereto. Such financial statements have been included herein and in the Registration Statement in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement on Form SB-2 (the "Registration Statement") with the Commission under the Securities Act with respect to the Class A Common Shares offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the Class A Common Shares offered hereby and to the Company, reference is made to the Registration Statement, including the Exhibits filed as a part thereof, copies of which may be inspected, without charge, at the Public Reference Section of the Commission maintained by the Commission at its principal office located at Judiciary Plaza, 450 Fifth Street, NW, Washington DC 20549, and at the following Commission's regional offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York, 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, at its Washington, D.C. address upon payment of prescribed fees. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are summaries of such documents. All material elements of the contracts and documents referenced herein are disclosed in the Prospectus. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company intends to furnish its shareholders with annual reports containing financial statements audited by independent public accountants and with quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                              FINANCIAL STATEMENTS

                             AK HOLDING CORPORATION
                          (A Development Stage Company)

                               September 24, 1998




                               - - - /bullets/- - -

                                 C O N T E N T S

                                                                P A G E

    Independent Auditors' Report - - - - - - - - - - - - - -      F-2

    Balance Sheet  - - - - - - - - - - - - - - - - - - - - -      F-3

    Statement of Operations  - - - - - - - - - - - - - - - -      F-4

    Statement of Changes in Shareholders' Equity - - - - - -      F-5

    Statement of Cash Flows  - - - - - - - - - - - - - - - -      F-6

    Notes to Financial Statements  - - - - - - - - - - - - -     F-7-8


                              - - - /bullets/ - - -

Board of Directors
AK Holding Corporation
Naples, Florida

                          INDEPENDENT AUDITORS' REPORT

        We have audited the accompanying balance sheet of AK Holding Corporation (the Company) as of September 24, 1998 and the related statements of operations, shareholders' equity and cash flows for the period from September 4, 1997 (date of inception) to September 24, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AK Holding Corporation as of September 24, 1998, and the results of its operations and its cash flows for the period from September 4, 1997 (date of inception) to September 24, 1998 in conformity with generally accepted accounting principles.



                                          HILL, BARTH & KING, INC.
                                          Certified Public Accountants

Naples, Florida
September 28, 1998

                             AK HOLDING CORPORATION
                          (A Development Stage Company)
                                  BALANCE SHEET
                               September 24, 1998

A S S E T S

Cash                                                              $  308,841
                                                                  ----------
                                                  TOTAL CASH         308,841
                                                                  ----------

Note receivable - NOTE B                                              13,079
Deferred offering costs                                               33,048
Prepaid expenses                                                       9,500
Other assets                                                          17,000
                                                                  ----------
                                                                  $  381,468
                                                                  ==========

LIABILITIES AND SHAREHOLDERS EQUITY

Liabilities:
   Loan payable                                                   $   52,249
   Accrued expenses and other liabilities                              8,731
                                                                  ----------
                                           TOTAL LIABILITIES          60,980
                                                                  ----------
Shareholders' Equity:
   Preferred stock, no stated par,
      5,000,000 shares authorized; no shares
      issued and outstanding                                               0
   Class A common stock, par value $.01 per share,
      30,000,000 shares authorized; 104,286 shares
      issued and outstanding                                           1,043
   Class B common stock, no stated par,
      5,000,000 shares authorized; 323,076 shares
      issued and outstanding                                               0
   Additional paid-in capital                                        330,107
   Deficit accumulated during the development stage                  (10,662)
                                                                  ----------
                                 TOTAL SHAREHOLDERS' EQUITY          320,488
                                                                  ----------

                                                                  $  381,468
                                                                  ==========

                 See accompanying notes to financial statements

                             AK HOLDING CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
     Period from September 4, 1997 (date of inception) to September 24, 1998

INCOME

   Interest income                                                 $     478




EXPENSES

   Interest expense and loan fees                                     10,139
   Other expenses                                                      1,001
                                                                   ---------
                                                TOTAL EXPENSES        11,140
                                                                   ---------
                                                      NET LOSS     $ (10,662)
                                                                   =========

                 See accompanying notes to financial statements

                             AK HOLDING CORPORATION
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDERS' EQUITY
     Period from September 4, 1997 (date of inception) to September 24, 1998


                                                    DEFICIT
                                                  ACCUMULATED
                          CLASS A     ADDITIONAL   DURING THE
                          COMMON       PAID-IN    DEVELOPMENT
                          STOCK        CAPITAL        STAGE          TOTAL
                        ---------     ----------  -----------      ---------
Balance
   September 4, 1997    $       0     $       0     $       0      $       0

Proceeds from
   issuance of
   common stock             1,043       330,107             0        331,150

Net loss                        0             0       (10,662)       (10,662)
                        ---------     ---------     ---------      ---------
Balance
   September 24, 1998   $   1,043     $ 330,107     $ (10,662)     $ 320,488
                        =========     =========     =========      =========


                 See accompanying notes to financial statements

                             AK HOLDING CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
     Period from September 4, 1997 (date of inception) to September 24, 1998


CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                         $ (10,662)
     Adjustments to reconcile net loss to net cash
       used in operating activities:
          Increase in prepaid expenses                                   (9,500)
          Increase in other assets                                      (50,048)
          Increase in accrued expenses and other liabilities              8,731
                                                                      ---------
                   NET CASH USED IN OPERATING ACTIVITIES                (61,479)
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
     Amount loaned to another entity                                    (20,000)
     Payments received on loan to another entity                          6,921
                                                                      ---------
                  NET CASH USED IN INVESTING ACTIVITIES                 (13,079)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
     Borrowings on short-term notes                                      52,249
     Proceeds from issuance of common stock                             331,150
                                                                      ---------
                  NET CASH PROVIDED BY FINANCING ACTIVITIES             383,399
                                                                      ---------

                                 NET INCREASE IN CASH                   308,841

CASH
     Beginning of period                                                      0
                                                                      ---------
     End of period                                                    $ 308,841
                                                                      =========


                 See accompanying notes to financial statements

                             AK HOLDING CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                               September 24, 1998

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:
         AK Holding Corporation (the "Company") was incorporated under the laws of the State of Florida on September 4, 1997. The Company's activities to date have been limited to the organization of the Company, as well as preparation for a best efforts common stock offering (the "Offering"), in which the company expects to raise a minimum of $5,000,000 and up to a maximum of $15,000,000. A substantial portion of the proceeds of the Offering will be used by the Company to purchase independently owned and operated brokerage companies in the business of engaging in the operation of investments and dealing in securities.

Nature of Business:
         The Company through the purchase of related subsidiaries intends to offer, sell, assign, lease and deal with investments and securities in any name and nature, including the investment and securities of others, primarily within the Florida area.

Use of Estimates:
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:
         Deferred offering costs consist of legal and accounting fees as well as securities filing fees related to the initial public stock offering and will be offset against the offering proceeds when received.

Stock voting rights:
         Each Class A Common Share is entitled to one vote per share and each Class B Common Share is entitled to ten votes per share with respect to each matter submitted to a vote of the Company's shareholders. Each Class A Common Share and each Class B Common Share has the right to vote on all matters submitted to a vote of the Company's shareholders, but not as separate classes, except to the extent required by law or otherwise provided in the Articles of Incorporation.

                             AK HOLDING CORPORATION
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               September 24, 1998

NOTE B - NOTE RECEIVABLE

         In August 1998, the Company loaned $20,000 to a corporation which is partially owned by the president of the company. The unsecured note receivable bears interest at an annual rate of 10% and matures on May 31, 1999.

NOTE C - LOAN PAYABLE

         The Company arranged a loan from one of the directors, who is also the President and Chief Executive Officer of the Company, to pay organizational and pre-opening expenses for the Company. The foregoing loan and interest costs will be repaid from the offering proceeds. The loan bears interest at an annual rate of 10%, a loan funding fee of 8% based on the face amount of the loan and matures on June 30, 1999.

NOTE D - COMMITMENTS AND CONTINGENCIES

         The Company has committed to lease the top floor of a proposed building to house its main office location. The lease has a term of ten years with two options to renew the lease for a further term of five years each at the current market rate; to begin on the earlier of thirty days after Lessor receives its Certificate of Occupancy for the building or the date the lessee opens for business. The aggregate annual lease payment is $114,000 plus applicable sales tax; with annual rent increased by the greater of CPI or 3% on the anniversary date of the lease.

NOTE E - STOCK OPTIONS

         The Board of Directors of the Company has reserved 1,000,000 shares of Class A Common Stock for issuance under the companys' 1998 Stock Option Plan. The Board has designated 100,000 of these shares for options to be granted to the President of the Company upon execution of his employment agreement. The shares will be exercisable, at the initial public offering price and in increments of 25% of the number of shares subject to the option on each anniversary of the date until all shares subject to the option have become exercisable, with 25% of the shares becoming exercisable on the date of grant.

================================================================================


     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE CLASS A COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE CLASS A COMMON SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION OR UNDER ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                  --------------------------------------------

                                TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----
Prospectus Summary........................................................   3
Risk Factors..............................................................   9
Forward-Looking Statements................................................  19
Use of Proceeds...........................................................  20
Dilution..................................................................  21
Capitalization............................................................  22
Dividend Policy...........................................................  23
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations.............................................................  23
Business..................................................................  23
Management................................................................  34
Certain Transactions......................................................  37
Security Ownership of Certain Beneficial
   Owners and Management..................................................  37
Description of Capital Stock..............................................  38
Shares Eligible for Future Sale...........................................  41
Underwriting..............................................................  42
Legal Matters.............................................................  43
Experts...................................................................  43
Additional Information....................................................  43
Index to Financial Statements.............................................  F-1

Until __________, (90 days from the date of this Prospectus) all dealers effecting transactions in the Class A Common Shares, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                            500,000 SHARES (MINIMUM)
                           1,500,000 SHARES (MAXIMUM)

                             AK HOLDING CORPORATION


                              Class A Common Shares


                              ----------------------
                                   PROSPECTUS
                              ----------------------



                               ASHTIN KELLY & CO.
                                  INCORPORATED


                               ____________, 1998

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850(1) of the Florida Business Corporation Act ("FBCA") permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 607.0850(2) of the FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue or matter for which such person is found to be liable unless, and only to the extent that, the court. determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

     Section 607.0850(4) of the FCBA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested shareholders. The board of directors also may designate a special committee of disinterested directors to make this determination.

     Section 607.0850(3), however, provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to in Section 607.0850(1) or (2), or in the defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by him in connection therewith.

     Expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850. Expenses incurred by other employees or agents in such a proceeding may be paid in advance of final disposition thereof upon such terms or conditions that the board of directors deems appropriate.

     The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, Agreement, vote of shareholders or disinterested actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c)was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

     Article XI of the Company's Articles of Incorporation provide that the Company shall indemnify any director or officer or any former director or officer against any liability arising from any action or suit to the full extent permitted by Florida law as referenced above.

     Article VI of the Company's By-Laws provides that the Company shall indemnify a director, officer, employee or agent who has been successful on the merits or otherwise in the defense of any action, suit or proceeding to which he was a party or in defense of any claim, issue or matter therein because he is or was a director, officer, employee or agent of the Company, against reasonable expenses incurred by him in connection with such defense.

     The Company's By-Laws also provide that the Company is required to indemnify any director, officer, employee or agent made a party to a proceeding because he is or was a director, employee or agent against liability incurred in the proceeding if he acted in a manner he believed in good faith or to be in or not opposed to the best interests of the Company and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) a majority of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested stockholders. No indemnification may be made to or on behalf of a director, officer, employee or agent (i) in connection with a proceeding by or in the right of the Company in which such person was adjudged liable to the Company unless the court in which the action, suit or proceeding was brought, upon application, determines indemnification is fair and reasonable.

     The Company may, if authorized by its stockholders by a majority of votes which would be entitled to be cast in a vote to amend the Company's Articles of Incorporation, indemnify or obligate itself to indemnify a director, officer, employee or agent made a party to a proceeding, including a proceeding brought by or in the right of the Company.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts and commissions. All of the amounts shown are estimated except for the registration fees of the Commission and the NASD.

     SEC Registration Fee..................................... $    4,425
     Qualified Independent Underwriter Fee and Expenses.......          *
     Blue Sky Fees and Expenses..............................           *
     Printing and Engraving Expenses..........................          *
     Legal Fees and Expenses..................................          *
     Transfer Agent and Registrar Fees........................          *
     NASD Filing Fees.........................................      2,000
     Accounting Fees and Expenses.............................          *
     Miscellaneous............................................          *
                                                               ----------
                   Total...................................... $        *
                                                               ==========
----------
*To be filed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     On March 2, 1998, the Company issued 53,846 Common Shares ("Founder Shares") to certain founding officers and directors of the Company instrumental in the organization of the Company for a purchase price of $.02 per share. In addition, in April 1998, the Company sold 46,154 shares of Common Shares to a certain accredited investor for a purchase price of $6.50 per share and on September 3, 1998, the Company sold 4,286 Common Shares to a certain accredited investor for a purchase price of $7.00 per share. On September 24, 1998, the Founder Shares were converted into 53,846 Class A Common Shares and 323,076 Class B Shares, and all non-Founder Shares were converted into Class A Common Shares on a one-for-one basis. These shares were issued in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to
Section 4(2) of the Securities Act.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          EXHIBIT NO.                   DESCRIPTION OF EXHIBIT

             1.1*   -  Form of Underwriting Agreement between the Company and Ashtin Kelly & Co.,
                       Incorporated

             1.2*   -  Form of Qualified Independent Underwriter Agreement between the Company and
                       First London Securities Corporation

             1.3*   -  Form of Escrow Agreement between the Company and NationsBank, N.A.

             1.4*   -  Form of Subscription Agreement

             3.1    -  Second Amended and Restated Articles of Incorporation of the Company

             3.2    -  Amended and Restated By-laws of the Company

             4.1    -  See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and the By-
                       laws of the Company defining the rights of holders of the Company's Class A
                       Common Shares

             4.2*   -  Form of Class A Common Share Certificate

             5.1*   -  Opinion of Smith, Gambrell & Russell, LLP

            10.1*   -  Employment Agreement dated as of September 30, 1998 between the Company and
                       W. Jonathan Wride

            10.2    -  1998 Stock Option Plan

            10.3*   -  Lease Agreement by and between the Company and Gulf Coast Development

            23.1*   -  Consent of Smith, Gambrell & Russell, LLP (contained in their opinion at Exhibit 5.1)

            23.2    -  Consent of Hill, Barth & King, Inc.

            24.1    -  Power of Attorney (included in original signature page to this Registration Statement)

            27.1    -  Financial Data Schedule (for SEC use only)

---------------------

            *  To be filed by amendment.

ITEM 28.  UNDERTAKINGS.

     (a) The undersigned small business issuer hereby undertakes:

              (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the
              Securities Act;

                  (ii) Reflect in the prospectus any facts or events which,
              individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida, on the 29th day of September, 1998.

                                      AK HOLDING CORPORATION

                                      By: /s/ W. JONATHAN WRIDE
                                         ---------------------------------------
                                         W. Jonathan Wride
                                         President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Jonathan Wride and Rita G. Sandell and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

        SIGNATURE                           TITLE                             DATE
        ---------                           -----                             ----
/s/ W. JONATHAN WRIDE
-----------------------     President, Chief Executive Officer          September 29, 1998
W. Jonathan Wride           Chairman of the Board and Director
                            (Principal Executive Officer)
/s/ ANTHONY W. MONICO
------------------------    Executive Vice President and Director       September 29, 1998
Anthony W. Monico

/s/ NORA AMBROSE
------------------------    Vice President, Treasurer and Director      September 29, 1998
Nora Ambrose                (Principal Financial and Account Officer)

/s/ DOUGLAS W. GIVEN
------------------------    Vice President and Director                 September 29, 1998
Douglas W. Given

/s/ WILLIAM F. NG
------------------------    Director                                    September 29, 1998
William F. Ng

/s/ RITA G. SANDELL
------------------------    Director                                    September 29, 1998
Rita G. Sandell


                                 EXHIBIT INDEX

EXHIBIT NO.                  DESCRIPTION OF EXHIBIT
-----------                 -----------------------
   1.1*      Form of Underwriting Agreement between the Company and Ashtin Kelly & Co.,
             Incorporated

   1.2*      Form of Qualified Independent Underwriter Agreement between the Company and
             First London Securities Corporation

   1.3*      Form of Escrow Agreement between the Company and NationsBank, N.A.

   1.4*      Form of Subscription Agreement

   3.1       Second Amended and Restated Articles of Incorporation of the Company

   3.2       Amended and Restated By-laws of the Company

   4.1       See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and the By-
             laws of the Company defining the rights of holders of the Company's Class A
             Common Shares

   4.2*      Form of Class A Common Share Certificate

   5.1*      Opinion of Smith, Gambrell & Russell, LLP

  10.1*      Employment Agreement dated as of September 30, 1998 between the Company and
             W. Jonathan Wride

  10.2       1998 Stock Option Plan

  10.3*      Lease Agreement by and between the Company and Gulf Coast Development

  23.1*      Consent of Smith, Gambrell & Russell, LLP (contained in their opinion at Exhibit 5.1)

  23.2       Consent of Hill, Barth & King, Inc.

  24.1       Power of Attorney (included in original signature page to this Registration Statement)

  27.1       Financial Data Schedule (for SEC use only)

      *      To be filed by amendment